Exhibit 10.1

SHAREHOLDERS AGREEMENT

AMONG

(1) WHITE HORSE INTERVEST LIMITED

and

(2) BOLS SP. Z O.O.

and

(3) CENTRAL EUROPEAN DISTRIBUTION CORPORATION

and

(4) COPECRESTO ENTERPRISES LIMITED

relating to

COPECRESTO ENTERPRISES LIMITED

Schedules

1.	Definitions

2.	Key Decisions

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into on 13 March, 2008 among:

(1)	WHITE HORSE INTERVEST LIMITED, a company incorporated under the laws of the British Virgin Islands whose registered office is at P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands (“White Horse”);

(2)	BOLS SP. Z O.O., a limited liability company incorporated under the laws of the republic of Poland whose registered office is at ul. Kowanowska 48, 64-600 Oborniki Wielkopolskie, Poland (“Bols”); and

(3)	CENTRAL EUROPEAN DISTRIBUTION CORPORATION, a company incorporated under the laws of the State of Delaware whose registered office is at 2 Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania, 19004, USA (“CEDC” and together with Bols, the “CEDC Shareholders”); and

(4)	COPECRESTO ENTERPRISES LIMITED, a company incorporated under the laws of the Republic of Cyprus whose registered office is at Arch Makariou III, 2-4 Capital Center, 9th floor P.C. 1065, Nicosia, Cyprus (the “Company”).

WHEREAS, the Company has an authorised share capital of $4,000 divided into 4,000 Shares of $1.00 each, which Shares have been issued and are legally and beneficially owned by White Horse.

WHEREAS, pursuant to and on and subject to the terms and conditions of a share purchase agreement between the CEDC Shareholders, William V. Carey and White Horse dated 11 March, 2008 (the “SPA”), the CEDC Shareholders have together agreed to acquire 3,400 of those Shares (being 85 per cent. of the outstanding and issued share capital of the Company) from White Horse.

WHEREAS, the parties are entering into this Agreement for the purpose of setting out:

(a)	certain agreed matters relating to the business, financing, conduct and management of the Company and its Subsidiaries; and

(b)	their rights, duties and obligations with respect to the Company, its Subsidiaries and each other as shareholders of the Company.

WHEREBY IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement and the Schedules to it the capitalized terms set out in Schedule 1 shall have the meanings therein ascribed thereto.

1.2	Interpretation

In this Agreement, unless otherwise specified:

(a)	references to Clauses, sub-Clauses, paragraphs, sub-paragraphs and Schedules are references respectively to clauses, sub-clauses, paragraphs and sub-paragraphs of, and to Schedules to, this Agreement;

(b)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(c)	headings to Clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

(d)	the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include a reference to the Schedules;

(e)	references to this Agreement, or to any other document, or to any specified provision of this Agreement or any other document, are to this Agreement, that document or provision as in force for the time being, as amended, modified, supplemented, varied, assigned or novated, from time to time;

(f)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established, together with its successors and assigns;

(g)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality), together with its successors and assigns;

(h)	words importing the singular include the plural and vice versa, words importing a gender include every gender;

(i)	references to a “party” or “parties” means a party or the parties to this Agreement;

(j)	references to “indemnify” and “indemnifying” any person against any matter or circumstance include indemnifying and keeping that person harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that matter or circumstance;

(k)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(l)	references to “US dollars,” “dollars” or to “$” shall be construed as references to the lawful currency for the time being of the United States of America; and

(m)	general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things.

2.	SHAREHOLDER WARRANTIES

Each Shareholder warrants to each of the other parties that:

(a)	(unless a natural person) such Shareholder has been duly organised, properly registered as a legal entity and is validly existing under the laws of the jurisdiction of its organisation;

(b)	it has full power to enter into and perform its obligations under this Agreement and has taken all necessary corporate and other action to approve and authorise the transactions contemplated by this Agreement;

(c)	this Agreement constitutes its valid and binding obligations enforceable in accordance with its terms, subject to general principles of equity and laws affecting creditors’ rights generally; and

(d)	all relevant consents (if any) to its entering into this Agreement have been obtained and neither the entering into nor the performance by it of its obligations under this Agreement will constitute or result in any breach of any contractual or legal restriction binding on it or on its assets or undertaking.

3.	THE BUSINESS OF THE COMPANY, ITS PURPOSE, AND DEALINGS WITH SHAREHOLDERS

3.1	Purpose

The purpose of the Company and the Group shall be to carry on the businesses of the production, marketing, distribution, and sale of alcoholic beverages and matters incidental to or in support of such businesses (the “Business”).

3.2	Non-Competition, Dealings with Shareholders

(a)	White Horse undertakes to the Company that it will not, and that it will procure that none of its Affiliates will, either alone or in conjunction with or on behalf of any other person, during the period that is the shorter of (x) the period in which it (or any of its Affiliates) legally or beneficially own any Shares and (y) the five-year period beginning with the date hereof, unless otherwise approved in writing by CEDC, be engaged or be directly or indirectly interested in carrying on any business in the geographic areas in which the Business is conducted as at the date of this Agreement that competes in any respect with the Business as conducted as at the date of this Agreement (except (i) as the holder of securities listed for public trading if such holding does not permit Control of the issuer of such securities nor constitute more than five per cent. of the issued securities of such issuer and (ii) as the holder of securities not listed for public trading if the issuer of such securities is not engaged in the production of alcohol in Russia to an extent which accounts for more than ten per cent. of the gross revenues of such issuer).

(b)	Notwithstanding anything contained to the contrary in this Clause 3.2:

(i)	the holding or maintaining of any rights to brands or other intellectual property rights, including the Urozhay Brand; and

(ii)	the production, marketing, distribution, or sale by White Horse and all of its Affiliates of no more than 1,000 litres per year of alcoholic beverages per brand,

shall not be deemed a breach of Clause 3.2, PROVIDED THAT White Horse and each of its relevant Affiliates shall use its commercially reasonable efforts to dispose of its intellectual property rights to the Urozhay Brand within the period of 12 months following the date of this Agreement (or, if the sale of the Urozhay Brand reasonably appears to be forthcoming, within the period of 18 months following the date of this Agreement), and, in any event, shall cease and terminate all of its business carried on thereunder on or before the date falling 12 months following the date of this Agreement (or, if the sale of the Urozhay Brand reasonably appears to be forthcoming, within the period of 18 months following the date of this Agreement, or such longer period as the parties shall agree).

(c)	Each undertaking contained in Clause 3.2 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to be binding.

(d)	Any dealings between a Shareholder (or such Shareholder’s Affiliate) and a member of the Group shall be undertaken on an arm’s-length basis.

4.	FUNDING AND DIVIDEND POLICY

4.1	Funding Policy

The Shareholders shall procure that the Directors cause, to the extent lawful and to the extent possible, the overall financial policy of the Group to be as follows:

(a)	the activities and any expansion of the Group shall be financed from its own resources (including, where practical and efficient, credit facilities provided by third party lenders, or, subject to the terms hereof, the CEDC Group, funds provided by counterparties under advance payment agreements and other sources of credit);

(b)	if the Board determines in its reasonable judgment that the Group is unable to satisfy its Operational Financial Requirements from the resources of the CEDC Group or from the Group’s own resources (including from third party sources of credit on a practical and efficient basis as aforesaid) after exercising commercially reasonable endeavours to do so, then the Board shall give a Funding Notice to the Shareholders and the provisions of Clause 4.2 shall apply; PROVIDED, HOWEVER, THAT in no event will a Shareholder be obliged to fund (by way contributions to share capital, loans, or otherwise) more than its Specified Proportion of the Operational Financial Requirements.

4.2	Funding

(a)	Subject to Clause 4.2(b), each Shareholder undertakes to the other Shareholder that within ten Business Days after the receipt of a Funding Notice given in accordance with Clause 4.1(b), it shall subscribe for shares in the share capital of the Company for an aggregate subscription price equal to, its Specified Proportion of the amount of additional capital specified in the Funding Notice.

(b)	If the Board specifies in the Funding Notice that each Shareholder shall lend the amount of additional capital to the Company, each Shareholder undertakes to the other Shareholders that within ten Business Days after the receipt of the Funding Notice, it shall lend to the Company an amount equal to its Specified Proportion of the amount of additional capital specified in the Funding Notice.

(c)	In the event that a Shareholder fails to perform its obligations under Clauses 4.2(a) or 4.2(b) (the “Breaching Shareholder”), the other Shareholder can elect by notice in writing to the Breaching Shareholder and the Company to undertake any part or all of the obligations of the Breaching Shareholder set out in the Funding Notice.

4.3	Company Obligations

Prior to the making or permitting of any loan to, or contribution to share capital of, any member of the Group, the Shareholders shall consider the minimum financial obligations required to operate that member in the ordinary course of business.

4.4	Dividend Policy

As soon as reasonably practicable after the end of each quarter of each Financial Year and at such other time(s) as the Board shall specify, the Board shall determine and cause the distribution of the some or all of the net profits of the Company available for distribution for that period to the Shareholders. The Board shall, in making that determination, take into account the provisions of applicable law, the Articles and the reasonable financial requirements of the Group for the following 12 months. To the extent permitted under applicable law, unless the CEDC Shareholders and White Horse (or as the case may be their permitted assignees to whom their respective rights under this Agreement have been assigned pursuant to Clause 11.1) otherwise agree, the Shareholders will procure that the Board will cause at least fifty per cent. of the Distribution Amount of the Company to be promptly distributed to the Shareholders in the Specified Proportions by way of dividend or, if the Shareholders agree, through the proportional redemption or repurchase of Shares or other Equity Interests of the Company. The Shareholders agree that the Company shall cause, so far as it is lawfully able to do so, each other member of the Group to distribute a sufficient amount of net profits of such member to permit the Company to distribute at least fifty per cent. of the Distribution Amount.

5.	CONSTITUTION AND MEETINGS OF THE BOARD

5.1	Number of Directors

Unless the Shareholders agree otherwise, the number of Directors shall be five.

5.2	Appointment and Removal of Directors

(a)	Subject to the Minimum Holding Condition, White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) shall be entitled to appoint at least two Directors, at least one of whom shall be a Cypriot Resident, and shall be exclusively entitled to remove or replace any Directors appointed by them.

(b)	The CEDC Shareholders (or as the case may be their permitted assignee(s) to whom their rights under this Agreement have been assigned pursuant to Clause 11.1) shall together be entitled to appoint three Directors, at least two of whom shall be Cypriot Residents, and shall be exclusively entitled to remove or replace any Directors appointed by them.

(c)	The Chairman shall be a Director nominated by the Board from amongst the CEDC Directors.

5.3	Freedom to Pass Information

Any Director appointed under Clause 5.2 shall be entitled to pass to the Shareholder appointing him full details of any information which may come into his possession as Director. For the avoidance of doubt, such information shall be subject to the provisions set out in Clause 18.

5.4	Directors’ Fees

(a)	Subject to Clause 5.4(b), Directors shall be not be entitled to receive or be reimbursed, by the Company or the Group, any directors’ fees for their services as Directors or to reimbursement for their reasonable out-of-pocket expenses incurred in attending Board meetings. For the avoidance of doubt, the party appointing a Director may make arrangements to pay such a fee or provide such reimbursements to such Director themselves.

(b)	Notwithstanding Clause 5.4(a), Directors shall be entitled:

(i)	to receive from the Company such fees as are required to be paid to them pursuant to the mandatory provisions of applicable law; and

(ii)	if they are Cypriot Residents and not otherwise an employee of White Horse or any of its Affiliates or of CEDC or any of its Affiliates, to receive such reasonable fee as is agreed with the Company, together with expenses (to the extent so agreed), in each case from the Company.

5.5	Resignation of Appointed Directors

Prior to a Shareholder ceasing to be a Shareholder, it shall vote its Shares (together with the other Shareholders, if necessary) and otherwise do all acts or things necessary to procure the resignation or removal of each Director whom it has appointed. That resignation shall be both from office as a Director and, if applicable, as an employee of the Company and/or any other relevant member of the Group. The relevant Shareholder shall use its reasonable endeavours to procure that each resigning Director shall deliver to the Company a letter, executed as a deed, acknowledging that he has no claim of any kind outstanding against the Company save for unpaid salary and expenses (if any). If the resigning Director is also an employee of the Company, the relevant Shareholder shall use its reasonable endeavours to procure that the resigning Director shall also acknowledge in such letter that he or she has no claim for compensation for wrongful dismissal or unfair dismissal (or any analogous claim); no entitlement to any payment for redundancy; and no claim in respect of any other moneys or benefits due to him or her from the Company save for unpaid salary and expenses (if any) arising out of his or her employment or termination and that such acknowledgement be made in accordance with all necessary formalities as may be required by law. To the extent that a relevant Shareholder does not or is unable to procure the delivery by a resigning Director whom it has appointed to deliver such a letter as aforesaid (together, where relevant, with the acknowledgements as aforesaid), that Shareholder shall indemnify and hold harmless the Company in respect of all its costs, claims, expenses, damages, losses, actions, suits and other things which and to the extent it would not have suffered but for the non-delivery of such letter (and, where relevant, acknowledgment).

5.6	Shareholders’ Right to Request Board Meetings

In addition to the powers of the Board to call meetings as set out in the Articles, a Board meeting may be convened on the application of White Horse or either of the CEDC Shareholders (or as the case may be any of their permitted assignees to whom any of their respective rights under this Agreement have been assigned pursuant to Clause 11.1) at any time by request to the Secretary. Save where White Horse, either of the CEDC Shareholders or their permitted transferees as aforesaid require the Board to approve the appointment (or as the case may be resignation or removal) of a Director pursuant to and in accordance with their rights hereunder, each acknowledge (on behalf of themselves and each of their permitted assignees to whom any of their respective rights under this Agreement have been assigned pursuant to Clause 11.1) that they will ordinarily expect to convene meetings of the Board through and by the request of the Director(s) appointed pursuant to Clause 5.2.

5.7	Notice of Board Meetings

Unless otherwise agreed by all of the Directors, at least five Business Days’ prior notice of any meeting of the Board shall be given by the Secretary to each Director at his or her last known address. If the meeting of the Board is to be convened pursuant to Clause 5.6, the Secretary shall give such notice to each Director within two Business Days of a request from the relevant Shareholder. The notice of the meeting of the Board shall set forth a short agenda of the business to be conducted at the meeting, which agenda shall include the matters described in any such request where such meeting is convened in connection with such a request. No business shall be conducted at a meeting that is not referred to in the notice, except with the consent of all Directors. The right of a member of the Board to receive a notice may be waived by that member of the Board in writing.

5.8	Frequency, Language, and Location of Board Meetings

Unless otherwise agreed by the Shareholders, the Board shall meet at intervals of not more than three months. All Board meetings shall take place at a location mutually convenient to the Board as the Board shall agree. All Board meetings shall be conducted in English with, upon the prior request of any Director, simultaneous translation into Russian provided at the expense of the Company but otherwise arranged by (or on the behest of) the Director requesting the same.

5.9	Appointment of Alternate Directors

Each Director shall be entitled to appoint, in writing, one alternate to represent him at any meeting of the Board at which he is unwilling or unable to be present. Alternate directors may only be excluded from part or all of any Board meeting, if the remaining Directors determine, upon advice of external legal counsel, that excluding them is necessary to preserve legal privilege of the subject matter of such meeting. No vote, however, shall be taken on any matter while any alternate director is so excluded. An alternate who is present for a meeting of the Board but excluded from such meeting shall nevertheless be counted for purposes of determining whether the meeting is quorate. A Director who is a Cypriot Resident may only appoint an alternate if that alternate is also a Cypriot Resident.

5.10	Quorum for Board Meetings

(a)	Subject to this Clause 5.10, the quorum necessary for a meeting of the Board shall be three Directors who are Cypriot Residents present in person or by alternate at the commencement of the meeting, PROVIDED, HOWEVER, THAT one such Director (or the alternate thereof) shall be a White Horse Director.

(b)	If a quorum is not constituted at such Board meeting within 30 minutes from the time appointed for the meeting (or such longer time as the persons present may all agree to wait), then the meeting shall be adjourned pending subsequent reconvening pursuant to Clause 5.10(c).

(c)

A meeting adjourned under Clause 5.10(b) shall be reconvened not more than three Business Days from the date of the original meeting. Notice of the time, date and place for such reconvening of the adjourned meeting shall be provided by the Secretary to all Directors at least two Business Days prior to the reconvening. At such reconvened meeting, the quorum necessary for a meeting of the Board shall be three Directors who are Cypriot Residents present in person or by alternate at the commencement of the meeting, PROVIDED, HOWEVER, THAT one such Director (or the alternate thereof) shall be a White Horse Director.

(d)	If a quorum is not constituted at a Board meeting convened pursuant to Clause 5.10(c) within 30 minutes from the time appointed for the meeting (or such longer time as the persons present may all agree to wait), then the meeting shall be adjourned pending subsequent reconvening pursuant to Clause 5.10(e).

(e)	A meeting adjourned under Clause 5.10(b) shall be reconvened not more than three Business Days from the date of such meeting. Notice of the time, date and place for such reconvening of the adjourned meeting shall be provided by the Secretary to all Directors at least two Business Days prior to the reconvening. At such reconvened meeting, the quorum necessary for a meeting of the Board shall be two Directors who are Cypriot Residents present in person or by alternate at the commencement of the meeting.

(f)	Notwithstanding any provision herein to the contrary, no Board meeting shall be quorate unless each director not present in person or by alternate (and excluding those directors excusing themselves by sending notification thereof to the Chairman) has been afforded the opportunity to participate in such meeting by means of a telephone conference, video conference or other similar means as set out in Clause 5.13, and has been provided with the appropriate details with which to do so.

5.11	Votes at Board Meetings

At meetings of the Board:

(a)	each Director (or his alternate, in his absence) shall have one vote;

(b)	the Chairman shall not have a second or casting vote; and

(c)	save as this Agreement otherwise requires, a decision or resolution of the Board shall be valid if supported by the affirmative vote of a simple majority of Directors (if applicable, including alternates thereof) present.

5.12	Written Resolutions

A resolution in writing signed (including where signed by facsimile) by all of the Directors shall be as valid and effectual as if it had been passed at a meeting of Directors duly convened and held and may consist of several documents in the same form each signed by one or more Directors.

5.13	Phone or Video Conference

The Shareholders and the Company shall procure that each Director (or, if applicable, any alternate thereof) is afforded the opportunity to participate in a meeting of the Board by means of a telephone conference, video conference or other similar means which allows all persons participating in the meeting to hear and speak to each other. Persons participating in a meeting in this manner shall be deemed to be present at the meeting. Such a meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no group which is larger than any other group, where the Chairman of the Board is present.

6.	SHAREHOLDERS’ MEETINGS

6.1	Notice and Location of Shareholders’ Meetings

A Shareholders’ meeting may be called by any Shareholder at any time. No less than 21 days’ notice of each Shareholders’ meeting must be given by the Secretary to each Shareholder, the procedure for the giving of such notice to accord with the provisions of Clause 19. The Secretary shall set forth in such notice the date, time and place of the meeting and the business to be transacted at it. The Shareholders may agree in writing to a shorter period of notice, in which case the meeting shall be deemed to be properly called on such shorter notice. All Shareholders’ meetings shall take place at a location convenient to the Shareholders or the majority of holdings of them, or otherwise as the Shareholders may agree.

6.2	Quorum for Shareholders’ Meetings

(a)	The quorum for a meeting of the Shareholders shall be one duly authorised representative of White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) (subject to the Minimum Holding Condition) and one duly authorised representative of one of the CEDC Shareholders (or as the case may be their permitted assignee(s) to whom their rights under this Agreement have been assigned pursuant to Clause 11.1), in each case present in person or by proxy.

(b)	If a quorum is not constituted at such Shareholders’ meeting within 30 minutes from the time appointed for the meeting (or such longer time as the persons present may all agree to wait), then the meeting shall be adjourned pending subsequent reconvening pursuant to Clause 6.2(c).

(c)	A meeting adjourned under Clause 6.2(b) shall be reconvened not more than three Business Days from the date of the original meeting. Notice of the time, date and place for such reconvening of the adjourned meeting shall be provided by the Secretary to all Shareholders at least two Business Days prior to the reconvening. At such reconvened meeting, quorum shall be one duly authorised representative of White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) (subject to the Minimum Holding Condition) and one duly authorised representative of one of the CEDC Shareholders (or as the case may be their permitted assignee(s) to whom their rights under this Agreement have been assigned pursuant to Clause 11.1), in each case present in person or by proxy.

(d)	If a quorum is not constituted at Shareholders’ meeting convened pursuant to Clause 6.2(c) within 30 minutes from the time appointed for such meeting (or such longer time as the persons present may all agree to wait), then the meeting shall be adjourned pending subsequent reconvening pursuant to Clause 6.2(e).

(e)	A meeting adjourned under Clause 6.2(d) shall be reconvened not more than three Business Days from the date of such meeting. Notice of the time, date and place for such reconvening of the adjourned meeting shall be provided by the Secretary to all Shareholders at least two Business Days prior to the reconvening. At such reconvened meeting, such Shareholders as are present in person or by proxy at the time appointed for the meeting shall constitute a quorum, whatever their number.

(f)	Notwithstanding any provision herein to the contrary, no Shareholders’ meeting shall be quorate unless each shareholder not present in person or by proxy has been afforded the opportunity to participate in such meeting by means of a telephone conference, video conference or other similar means as set out in Clause 6.8, and has been provided with the appropriate details with which to do so.

6.3	Chairman and Secretary of Shareholders’ Meetings

The chairman of the Shareholders’ meetings shall not have a second or casting vote, and the Secretary shall be the secretary of all Shareholders’ meetings.

6.4	Exercising Votes of Those Not Present

Each Shareholder shall be entitled to appoint any person to be his proxy who shall be entitled to attend and vote at a Shareholders’ meetings in place of such Shareholder, subject to entering into an appropriate undertaking regarding confidentiality. Instruments appointing such a proxy together with such undertakings as regards confidentiality shall be lodged with the Secretary at or prior to the start of the meeting or such longer period as is required under applicable law.

6.5	Votes at Shareholders’ Meetings

At Shareholders’ meetings, every Shareholder shall have one vote for every Share of which he is the holder at the relevant record date for the meeting.

6.6	Decisions by Majority

Save as this Agreement or applicable law otherwise requires, any decision to be made or given by the Shareholders shall be decided or agreed by Shareholders entitled to vote and owning a simple majority of Shares. All resolutions put to the Shareholders at Shareholders’ meetings and the Shareholders’ decisions thereon shall be recorded in writing and signed by the Chairman.

6.7	Attendance at Shareholders’ Meetings

Each Shareholder shall use its reasonable endeavours to ensure that it attends and remains in attendance in person or by proxy throughout each Shareholders’ meeting for which proper notice shall have been given.

6.8	Phone or Video Conference

The Shareholders and the Company shall procure that each Shareholder (including a proxy of a Shareholder) is afforded the opportunity to participate in a Shareholders’ meeting by means of a telephone conference, video conference or other similar means which allows all persons participating in the meeting to hear and speak to each other. Persons participating in a meeting in this manner shall be deemed to be present at the meeting and shall accordingly be accounted for the purposes of Clauses 6.2 through 6.7 inclusive. Such a meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no group which is larger than any other group, where the chairman of the Shareholders’ meeting is present.

7.	CONTROL AND MANAGEMENT OF THE COMPANY

7.1	Powers of Shareholders

The Shareholders may approve, ratify, adopt or take any action not delegated to the Board pursuant to Clause 7.2.

7.2	Powers of the Board

(a)	Subject to Clause 7.2(b), each Shareholder hereby delegates to the Board, to the maximum extent permitted by applicable law, the power to approve (i) any action, decision or plan affecting the Company, and (ii) the undertaking by the Company of any matter or any class of matters in respect of the Business, in both instances, subject to Clause 8. No White Horse Director may act on behalf of the Company (or permit or allow any other Person from believing him to act on behalf of the Company) without the prior approval of the Board.

(b)	If, under applicable law, the approval of, or other action by, the Shareholders is required to give effect to any decision or action taken, or that would have been taken but for a prohibition under applicable law against such action being taken, or taken solely, by the Board in accordance with this Agreement, the Shareholders shall vote their Shares to effect such approval or other action.

7.3	Company Secretary

The Secretary of the Company shall have the duties ascribed to it under applicable law and the Articles, and shall be appointed by the Board.

7.4	Auditor and Financial Statements

The Shareholders shall procure that the Board causes:

(a)	the auditors of the Company to be a reputable Cypriot accounting firm or a member firm of the network of independent firms known as PricewaterhouseCoopers, KPMG, Ernst & Young, or Deloitte; and

(b)	the accounting and financial reports of the Company to be prepared in accordance with IFRS with subsequent translation into GAAP.

8.	CONDUCT OF THE COMPANY

8.1	Key Decisions

Subject to the Minimum Holding Condition, the Shareholders shall procure that the Company shall not, and that the Company shall procure, to the extent within the Company’s power to do so, that none of the Subsidiaries shall:

(a)	without the affirmative vote of both White Horse Directors, do any of the things set out in Schedule 2A; or

(b)	without the affirmative vote of White Horse (or a simple majority of its permitted assignees to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1), acting itself or by proxy, do any of the things set out in Schedule 2B.

Each Shareholder shall use all reasonable endeavours to ensure that the Company observes its obligations under this Clause 8.1.

8.2	Annual Budget

(a)	Subject to the Minimum Holding Condition not later than three months prior to the start of each financial year, each of CEDC and White Horse (or as the case may be their permitted assignees to whom their respective rights under this Agreement have been assigned pursuant to Clause 11.1) shall discuss and negotiate, each acting reasonably and in good faith, with a view to agreeing, an annual budget denominated in Russian Rubles for the Consolidated Company for that financial year (the “Annual Budget”), and such Annual Budget shall be prepared with a similar organisation and detail as that of CEDC’s annual budget and in any event shall include the categories set out in the Base Strategic Plan.

(b)	Subject to the Minimum Holding Condition, the Shareholders shall procure that the Company shall not approve the Annual Budget or any portion thereof without the affirmative vote of White Horse.

(c)	Subject to the Minimum Holding Condition, in the absence of an affirmative vote of White Horse as contemplated by Clause 8.2(b), the relevant Annual Budget will provide for and default to all such amounts as are set out in a three-year strategic plan agreed by the Parties from time to time in accordance with Clause 8.3, the first of which will be agreed upon by the Shareholders within 90 days of the date hereof and will include amounts for capital expenditures for each year that in aggregate over the three year period will be no less than 320,367,000 Russian Rubles and no more than 605,795,000 Russian Rubles and will be otherwise based on the categories and organization set out in Schedule 8 (the “Base Strategic Plan”). Should any category of the Base Strategic Plan provide for ranges of amounts rather than one concrete amount, the higher end of such range shall be deemed the designated amount for such category for purposes of Clause 8.6 and Schedule 2, and the lower end of such range shall be deemed the designated amount for such category for purposes of Clause 8.5.

(d)	White Horse shall, and shall procure that the White Horse Director shall, consider and discuss in good faith with CEDC any proposals as CEDC may reasonably put to it for the approval of White Horse as contemplated by Clause 8.2(b), shall ensure that such approval is not unreasonably delayed or unreasonably withheld and shall ensure that the reasons for any such approval being so withheld are made available and known to CEDC.

For purposes of Clause 8.2(d) above, with respect to any withholding of an approval, “unreasonableness” shall be based on what would be unreasonable for a shareholder situated in substantially the same position as White Horse at the time of such withholding.

8.3	Base Strategic Plan

Subject to the Minimum Holding Condition, upon mutual agreement of CEDC and White Horse (or as the case may be their permitted assignees to whom their respective rights under this Agreement have been assigned pursuant to Clause 11.1), and in any event:

(a)	one year prior to the expiry of the Base Strategic Plan; or

(b)	if at the end of any year the reasonably projected performance of the Consolidated Company for such year (as measured by EBITDA as set out in the Base Strategic Plan) is greater than 105 per cent. or less than 95 per cent. of the relevant line items set out in the Base Strategic Plan,

CEDC and White Horse (or as the case may be their permitted assignees to whom their respective rights under this Agreement have been assigned pursuant to Clause 11.1) shall discuss and negotiate, each acting reasonably and in good faith, with a view to agreeing a replacement three-year strategic plan, which, if and to the extent agreed, shall replace and update the Base Strategic Plan for all purposes of this Agreement.

8.4	Budget Instructions

Subject to the Minimum Holding Condition each of the CEDC Shareholders and, to the extent within its reasonable control, White Horse, or as the case may be their permitted assignees to whom their respective rights under this Agreement have been assigned pursuant to Clause 11.1, shall procure that:

(a)	the Company instructs its key employees (and/or those of the relevant members of the Group) who are responsible for the financial control of Relevant Expenditure to comply with the Annual Budget.

(b)	each member of the Group and their respective boards of directors and management comply in all material respects with all decisions of the Company’s Board, including those related to the Annual Budget approved in accordance with the terms hereof.

8.5	Shortfall Situations

Subject to the Minimum Holding Condition, CEDC will procure that if, with respect to any quarter, any action or inaction by employees or directors of any member of the Group has resulted (at the end of that relevant quarter) in a Relevant Expenditure being less than the Relevant Underspend Percentage of the corresponding projected expenditure for each relevant category as set forth for the relevant quarter in the Annual Budget, as multiplied by the fraction of which the numerator is the actual amount of Sales during such quarter (which for purposes of this Clause 8.5 will be deemed to be no less than the Sales Floor Percentage of the amount of Sales as set forth for the relevant quarter in the Annual Budget) and the denominator is the projected amount of Sales as set forth for the relevant quarter in the Annual Budget (a “Shortfall Situation”):

(a)	the Board will promptly be notified of such Shortfall Situation;

(b)

a meeting of the Board will be called, in accordance with Clause 5, within five Business Days thereof, wherein such Shortfall Situation and the reasons therefor shall be discussed, and in particular whether such Shortfall Situation was primarily due to a Qualifying External Circumstance. If the Board accepts the Qualifying External Circumstance, the relevant Shortfall Situation shall be deemed never to have occurred for all purposes of this Agreement, PROVIDED THAT such acceptance by the Board shall include (unless sufficient quorum for such meeting of the Board is established without them) the acceptance of both White Horse Directors. In the event that (where required) no acceptance of both White Horse Directors is forthcoming within 10 days of such meeting, CEDC may require the Board to delegate the determination of whether such Shortfall Situation was primarily due to a Qualifying External Circumstance to an independent arbitrator agreed between CEDC and White Horse, the determination of whom shall in the absence of fraud or manifest error be final and binding on the parties. The independent arbitrator shall be instructed to notify its determination, in writing, to the Board as soon as is reasonably practicable. In the event that the CEDC Directors and both White Horse Directors do not agree on an independent arbitrator within 30 days of such meeting, the matter shall be referred to arbitration in accordance with Clause 21.11. If the independent arbitrator, or as the case may be the arbitration conducted in accordance with Clause 21.11, so determines that such Shortfall Situation was primarily due to a Qualifying External Circumstance, the relevant Shortfall Situation shall be deemed never to have occurred for all purposes of this Agreement. Each party shall procure that all information reasonably related to the determination of, and otherwise reasonably requested of them by the independent arbitrator to determine, whether such Shortfall Situation was primarily due to a Qualifying External Circumstance, is provided to such independent arbitrator.

In the event that (x) the Board accepts that a Shortfall Situation was primarily due to a Qualifying External Circumstance, (y) an independent arbitrator determines that a Shortfall Situation was primarily due to a Qualifying External Circumstance in accordance with Clause 8.5(b), or (z) it is determined that a Shortfall Situation was primarily due to a Qualifying External Circumstance through the arbitration process in accordance with Clause 21.11, CEDC and White Horse (or as the case may be their permitted assignees to whom their respective rights under this Agreement have been assigned pursuant to Clause 11.1) shall promptly discuss and negotiate a revised Annual Budget applicable for the remainder of the then existing financial year.

8.6	Overspend Situations

Subject to the Minimum Holding Condition, CEDC will procure that if with respect to any quarter, any member of the Group enters into a Binding Obligation without the consent of White Horse which results (at the end of that relevant quarter) in a Relevant Expenditure being more than the Relevant Overspend Percentage of the corresponding projected expenditure for each relevant category as set forth for the relevant quarter in the Annual Budget, as multiplied by the fraction of which the numerator is the actual amount of Sales during such quarter (which for purposes of this Clause 8.6 will be deemed to be no more than the Sales Ceiling Percentage of the amount of Sales as set forth for the relevant quarter in the Annual Budget) and the denominator is the projected amount of Sales as set forth for the relevant quarter in the Annual Budget (an “Overspend Situation”):

(a)	the Board will promptly be notified of such Overspend Situation;

(b)

a meeting of the Board will be called, in accordance with Clause 5, within five Business Days thereof, wherein such Overspend Situation and the reasons therefor shall be discussed, and in particular whether such Overspend Situation was primarily due to a Qualifying External Circumstance. If the Board accepts the Qualifying External Circumstance, the relevant Overspend Situation shall be deemed never to have occurred for all purposes of this Agreement, PROVIDED THAT such acceptance by the Board shall include (unless sufficient quorum for such meeting of the Board is established without them) the acceptance of both White Horse Directors. In the event that (where required) no acceptance of both White Horse Directors is forthcoming within 10 days of such meeting, CEDC may require the Board to delegate the determination of whether such Overspend Situation was primarily due to a Qualifying External Circumstance to an independent arbitrator agreed between CEDC and White Horse, the determination of whom shall in the absence of fraud or manifest error be final and binding on the parties. The independent arbitrator shall be instructed to notify its determination, in writing, to the Board as soon as is reasonably practicable. In the event that the CEDC Directors and both White Horse Directors do not agree on an independent arbitrator within 30 days of such meeting, the matter shall be referred to arbitration in accordance with Clause 21.11. If the independent arbitrator or as the case may be the arbitration conducted in accordance with Clause 21.11 so determines that such Overspend Situation was primarily due to a Qualifying External Circumstance, the relevant Overspend Situation shall be deemed never to have occurred for all purposes of this Agreement. Each party shall procure that all information reasonably related to the determination of, and otherwise reasonably requested of them by the independent arbitrator to determine, whether such Overspend Situation was primarily due to a Qualifying External Circumstance, is provided.

8.7	Proposals

In the event that (x) the Board does not accept that an Overspend Situation or a Shortfall Situation as the case may be was primarily due to a Qualifying External Circumstance, (y) the independent arbitrator does not determine that such Overspend Situation or a Shortfall Situation as the case may be was primarily due to a Qualifying External Circumstance in accordance with Clauses 8.5(b) or 8.6(b), or (z) it is not determined that such Overspend Situation or a Shortfall Situation as the case may be was primarily due to a Qualifying External Circumstance through the arbitration process in accordance with Clause 21.11:

(a)	subject to Clause 8.7(b), the relevant Overspend Situation or Shortfall Situation as the case shall be deemed for all purposes of this Agreement to have occurred due to reasons other than a Qualifying External Circumstance; and

(b)	White Horse (or as the case may be its permitted assignees to whom its rights under this Agreement have been assigned pursuant to Clause 11.1) may, at its discretion, propose within ten Business Days following a meeting of the Board called for purposes of discussing such Overspend Situation or Shortfall Situation (which, for the avoidance of doubt may be called by White Horse or any White Horse Director), or as the case may be within ten Business Days following the determination of the independent arbitrator or through arbitration regarding the disputed Qualifying External Circumstance, a written proposal to address such Shortfall Situation or as the case may be Overspend Situation (the “Proposal”). Such Proposal must set out in objective terms what must be done by the Consolidated Company to satisfy it and what the timescales for such matters are, including the final date on which the matters set out in the Proposal are to be satisfied in full (the “Final Date”). To the extent that the Consolidated Company satisfies a Proposal made in accordance with this Clause 8.7 in full by the Final Date, the relevant Shortfall Situation or as the case may be Overspend Situation shall be deemed never to have occurred for all purposes of this Agreement.

8.8	Enforcement of the Company’s Rights

Notwithstanding anything in this Agreement to the contrary, any right of action against a Shareholder or Affiliate of a Shareholder that the Company may have in respect of a breach of any obligation owed to the Company shall be prosecuted by the Director(s) (or their alternates) appointed by the Shareholders which are not, or whose Affiliates are not, responsible for such breach to the exclusion of the others. Such Directors (and their alternates) shall have full authority on behalf of the Company to negotiate, litigate and settle any claim arising out of the breach or exercise of any right of termination arising out of the breach.

8.9	Debt to Equity Ratio

The Company undertakes, and the Shareholders undertake to cause the Company, to maintain at the end of each Financial Year, a Debt to Equity Ratio of not more than 3:1.

8.10	Encumbrances over the Shares

Notwithstanding anything to the contrary in this Agreement, any Shareholder shall be entitled to grant an Encumbrance over the Shares it holds for financing purposes, PROVIDED THAT the provisions of Clause 11.4 shall apply to any chargee enforcing such Encumbrance such that any such chargee shall be required to execute a Deed of Adherence in the form attached as Schedule 6 on (or before) enforcement of that Encumbrance.

8.11	Employees

(a)	For a period of six months beginning with the date hereof, (i) Bols and CEDC shall procure that the Company shall not, and the Company shall procure that none of the Subsidiaries shall, without the affirmative vote or written consent of White Horse (or a simple majority of its permitted assignees to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1), acting itself or by proxy, amend or terminate the employment agreements with the employees holding the positions set out in Schedule 9 and (ii) Bols and CEDC shall procure that the Company shall, and the Company shall procure that the Subsidiaries shall, upon receipt of joint written instructions from White Horse and CEDC to the Company, promptly terminate the employment agreements with the employees holding such positions set out in Schedule 9 as are described in such notice.

(b)	Within 90 days of the date hereof, the Shareholders shall endeavour in good faith to implement increased salary and improved incentive schemes for all employees of the Group.

9.	PREPARATION AND DISSEMINATION OF INFORMATION

9.1	Dissemination of Information

The Shareholders shall procure that the Board shall cause the preparation and dissemination to all Directors within 14 days of the end of every quarter (except for financial statements for the Company in respect of which the period shall be 35 days of the end of every quarter) the following financial and management information:

(a)	financial statements for the Company, on a consolidated basis, and cash flow forecasts;

(b)	cost statements and progress reports for the Business measured as against the Annual Budget; and

(c)	reports and forecasts of capital and operating expenditures.

The Shareholders shall procure that the Board shall cause the preparation and dissemination to all Directors the monthly management accounts (as soon as reasonably practicable following their finalisation), the Annual Budget (promptly following it being finalised for each financial year); and the daily sales update information for the Business (on a monthly basis). CEDC undertakes in good faith to convene a meeting of the directors as soon as practicable if White Horse reasonably requests such a meeting to discuss a material issue arising from the information provided under this Clause 9.1.

9.2	Right of Inspection

White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1), subject to the Minimum Holding Condition, and CEDC (or as the case may be its permitted assignee to whom CEDC’s rights under this Agreement have been assigned pursuant to Clause 11.1), shall have the right:

(a)	to inspect the books and records of the Company three times per year by its authorised representatives on reasonable notice during normal business hours; and

(b)	(at its own expense) to take away copies of or extracts from those books and records.

The Board shall ensure that all information which is given to one such Shareholder (save for information relating specifically to that Shareholder and only that Shareholder) by any member of the Group is given at the same time to the other such Shareholder.

9.3	Disclosures to the Board

Each of the CEDC Shareholders and White Horse (and each of their permitted assignees to whom any of their respective rights under this Agreement have been assigned pursuant to Clause 11.1) shall procure that each Director appointed by them pursuant to Clause 5.2 shall disclose to or update the Board as to each material action he has taken which has resulted in a member of the Group falling under a material legal obligation, or which is reasonably likely to result in a member of the Group falling under a material legal obligation, at the next following meeting of the Board.

9.4	Further Dissemination

For the avoidance of doubt, the information disseminated to Directors pursuant to Clause 9.1 may be passed by those directors to the persons appointing them pursuant to Clause 5.2. Such information shall, for the avoidance of doubt, be subject to Clause 18.

10.	SHAREHOLDERS’ UNDERTAKINGS

10.1	New Production Facilities

White House, with the cooperation of the Company, CEDC and Bols, undertakes to CEDC to procure, unless prohibited by applicable law, the purchase and installation of the New Production Facilities by the Company, as soon as practicably possible after the beginning of the Interim Period and in any event by the end of it. Each of CEDC, the Company and Bols undertakes to White Horse to cooperate fully in such actions as White Horse may reasonably request of it, as a Shareholder or through the board members appointed by it in accordance with the terms hereof, to enable White Horse to procure, unless prohibited by applicable law, the purchase and installation of the New Production Facilities by the Company as aforesaid.

10.2	CEDC Call Option

(a)

White Horse irrevocably grants (and shall procure that each of its Affiliates becoming Shareholders shall also grant) to CEDC, and CEDC hereby accepts and undertakes to accept, the option (the “Call Option”) to acquire from White Horse and each such

Affiliate all of the Shares held by them (the “Call Shares”), with full title guarantee free from all Encumbrances and together with all rights that attach (or may in the future attach) to the Call Shares, for aggregate consideration equal to the Option Purchase Price.

(b)	CEDC may exercise the Call Option in full (but not in part) at any time during the period commencing seven years after the date hereof and ending upon the earlier to occur of (i) delivery of a Default Notice or a Put Option Exercise Notice corresponding to all of the Shares held by White Horse and each of its Affiliates and (ii) ten years after the Final Closing by delivering written notice (the “Call Option Exercise Notice”) to White Horse.

(c)	From the date of delivery of the Call Option Exercise Notice by CEDC, White Horse and each of its relevant Affiliates shall be bound to sell, and CEDC shall be bound to purchase, the Call Shares on the terms substantially the same as those set out in the Term Sheet. The purchase will be completed as soon as reasonably practicable at the registered office of the Company or such other location as the parties may agree. If White Horse or any such Affiliate, after having become bound to transfer the Call Shares to CEDC, defaults in so doing, the Board shall authorise the execution of any necessary transfers of the Call Shares in favour of CEDC and a duly appointed representative of the Board will be deemed to have been appointed White Horse’s or such Affiliate’s attorney with full power to execute, complete and deliver, in the name of and on behalf of White Horse or as the case may be such Affiliate, a transfer of the Call Shares, and shall cause CEDC to be entered in the register of the Company as the holder of the Call Shares. CEDC shall forthwith pay the Option Purchase Price directly to White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) (on behalf of itself and each relevant Affiliate) by deposit of immediately available funds to such bank and account as it may designate in writing for that purpose or, if White Horse or such transferee fails to designate such a bank and/or account, then to such bank and account that CEDC shall designate in writing for the deposit of such funds to be held for the account or on behalf of White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) (on behalf of itself and each relevant Affiliate).

(d)	The provisions of Clauses 11.1, 11.2 and 11.3 shall not apply in the event that a Call Option Exercise Notice is served.

10.3	White Horse Put Option

(a)	CEDC irrevocably grants to White Horse and each of its Affiliates as become Shareholders, and White Horse hereby accepts (and shall procure that each of its Affiliates becoming Shareholders shall also accept), the option (the “Put Option”) to cause CEDC to acquire from White Horse and each such Affiliate any or all of the Shares held by them (the “Put Shares”), with full title guarantee free from all Encumbrances and together with all rights that attach (or may in the future attach) to the Put Shares, for aggregate consideration equal to the Option Purchase Price.

(b)

White Horse may exercise the Put Option (on behalf of itself and each of its Affiliates as become Shareholders) one or more times during the period commencing three years after the date hereof and ending upon the earlier to occur of: (i) delivery of a Default Notice or the Call Option Exercise Notice and (ii) ten years after the Final Closing, by delivering written notice (the “Put Option Exercise Notice”), which notice shall include details of the bank account to which the Option Purchase Price shall be paid to CEDC. White Horse may also exercise the Put Option (on behalf of itself and each of its Affiliates as become Shareholders) one or more times within the three months following Bols suffering a Change of Control such that CEDC no longer controls Bols (within the meaning set out in the definition of Change of Control herein), or at any time within the three months following CEDC itself suffering a Change of Control by delivering written notice (also a “Put Option Exercise Notice”) to CEDC.

(c)	From the date of delivery of the Put Option Exercise Notice by White Horse, CEDC shall be bound to purchase, and White Horse and each of its relevant Affiliates shall be bound to Sell, the Put Shares on the terms substantially the same as those set out in the Term Sheet. The purchase will be completed as soon as reasonably practicable at the registered office of the Company or such other location as the parties may agree. CEDC shall forthwith pay the Option Purchase Price directly to White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) (on behalf of itself and each relevant Affiliate) by deposit of immediately available funds to such bank and account as it may designate in writing for that purpose.

(d)	The provisions of Clauses 11.1, 11.2 and 11.3 shall not apply in the event that a Put Option Exercise Notice is served.

(e)	Notwithstanding anything to the contrary in this Clause 10.3, White Horse shall not be permitted to exercise the Put Option (other than in respect of all (and not some only) of the Shares held by White Horse and each of its Affiliates) if the amount of Shares subject to such exercise is less than one per cent. of the total number of outstanding Shares at the relevant time.

10.4	Right of Refusal for Future Acquisitions

Prior to CEDC acquiring any interest in a Russian Business Venture, it shall comply with the following provisions of this Clause 10.4.

(a)	At least 60 days prior to CEDC acquiring a Russian Business Venture or any interest in any Russian Business Venture, CEDC shall give notice in writing (an “Russian Venture Offer Notice”) to White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) and the Company offering to assign its rights to acquire such venture or interest therein to the Company in accordance with this Clause 10.4. The offer will be open for a period of 60 days from the date of the Russian Venture Offer Notice (the “Russian Venture Acceptance Period”).

(b)	The Russian Venture Offer Notice shall describe the Russian Business Venture or interest therein to be acquired in summary detail, provide copies of all agreements and documents executed in connection with such acquisition, provide or make available all due diligence material in the possession or control of CEDC, relating to such acquisition, and give details of the identity of the seller of such Russian Business Venture or an interest therein and the terms of such acquisition, including the consideration to be paid in connection therewith (the “Russian Venture Sale Price”). Any time within the Russian Venture Acceptance Period, White Horse may accept the offer described in the Russian Venture Offer Notice on behalf of the Company by giving notice in writing (the “Russian Venture Acceptance Notice”) of that acceptance to CEDC. The Russian Venture Acceptance Notice shall specify the place and time (being not earlier than 21 and not later than 60 days after the date of the Russian Venture Acceptance Notice) at which the sale of the rights to acquire such Russian Business Venture or an interest therein will be completed.

(c)	CEDC will be bound to transfer the rights to acquire such Russian Business Venture or an interest therein to the Company, and the Shareholders will cause the Company to bind itself to acquire such Russian Business Venture, at the time and place specified in the Russian Venture Acceptance Notice, and the Shareholders shall procure that the payment of the Russian Venture Sale Price for such Russian Business Venture or an interest therein will be made by the Company to CEDC.

10.5	Further Assurances

Subject to Clause 3.2, each of the Shareholders undertakes to the others to do, execute and perform (and to procure that all third parties directly or indirectly under their respective Control do, execute and perform) all such further deeds, documents, acts, assurances and things as may reasonably be required to carry out the provisions and intent of this Agreement and the Articles. Where any obligation in this Agreement is expressed to be undertaken or assumed by a party, that obligation is to be construed as requiring the party concerned to apply commercially reasonable efforts to exercise all voting rights and other then existing powers of corporate or contractual control over the affairs of any other person (including specifically any subsidiary of such party) that it is able to exercise (whether directly or indirectly) in order to secure performance of such obligation.

11.	RESTRICTIONS ON SHARE DEALINGS

11.1	Permitted Transfers

(a)	A Shareholder (or other Person entitled to transfer the Shares registered in the name of a Shareholder) (the “Transferor”) may at any time transfer all or any Shares in the Company held by such Shareholder (the “Relevant Shares”) to any Person that is a 100% Affiliate of an Original Ultimate Parent, in which case such Transferor may if it so wishes assign all but not part of the rights arising under this Agreement to such transferee, and such transferee shall assume all but not part of the obligations of an applicable Shareholder arising under this Agreement. The Transferor shall procure that such transferee signs the Deed of Adherence in the form attached as Schedule 6.

(b)	Subject to this Clause 11.1, if a Shareholder subsequently ceases to be a 100% Affiliate of its Original Ultimate Parent, it will forthwith transfer the Relevant Shares to a 100% Affiliate of the Original Ultimate Parent. If it does not so transfer its Shares within 14 days of ceasing to be a 100% Affiliate of the Original Ultimate Parent, the other Shareholder shall be entitled (but not obliged) to serve a Default Notice to such Shareholder ceasing to be a 100% Affiliate of its Original Ultimate Parent, in accordance with the procedure set forth in Clause 13.1 and there shall be an Event of Default in relation to such Shareholder ceasing to be a 100% Affiliate of its Original Ultimate Parent. Further, if a Shareholder to whom rights under this Agreement were assigned and who assumed obligations under this Agreement in accordance with Clause 11.1(a) subsequently ceases to be a 100% Affiliate of its Original Ultimate Parent, each such assignment and assumption (or such minimum number of them as may be necessary to cause the obligations under this Agreement to be held by a 100% Affiliate of the Original Ultimate Parent) shall forthwith be of no effect, and to the extent any such assignment or assumption continues to have effect following the date on which the relevant Shareholder ceases to be a 100% Affiliate of the Original Ultimate Parent, an Event of Default shall be deemed to have occurred in respect of such Shareholder.

(c)	Any Director may request the Transferor (or the person named as transferee in any transfer lodged for registration) to provide the Company with such information and evidence as a Director may reasonably consider necessary or relevant for the purpose of ensuring that a transfer of Shares is permitted under this Clause 11.1. If this information or evidence is not provided to the reasonable satisfaction of all Directors within 21 days after a Director’s request, the Shareholders shall cause the Directors to refuse to register the transfer in question.

(d)	The provisions of Clauses 11.2(b) - 11.2(i) (inclusive) and 11.3 shall not apply to transfers made pursuant to and in accordance with this Clause 11.1.

11.2	Transfer and Transmission

(a)	Any instrument of transfer of Shares must be in writing in any usual or common form or in any other form acceptable to the Directors subject always to being in such form as is required by applicable law and be executed by or on behalf of the Transferor and (in the case of a partly paid Share) by or on behalf of the transferee.

(b)	Save where permitted pursuant to Clause 11.1, no Shareholder (or other Person entitled to transfer the Shares registered in the name of a Shareholder) may transfer all or any Shares or any interest in any Shares, unless and until the following provisions of this Clause 11.2 are complied with in respect of such transfer PROVIDED THAT, notwithstanding anything to the contrary in this Agreement or Clause 11.2, no Shareholder (or other Person entitled to transfer the Shares registered in the name of a Shareholder) may transfer any Share pursuant to Clause 11.2 until the expiration of 10 years following the date of Final Closing, other than with respect to Clause 11.1 or the enforcement by third party financial institutions of such Encumbrances of the Shares as are permitted under Clause 8.10.

(c)	Before a Shareholder (or other Person entitled to transfer the Shares registered in the name of a Shareholder) (the “Seller”) transfers or disposes of any Share or any interest in any Share to any Person after the date falling ten years after the Final Closing, the Seller shall give notice in writing (an “Offer Notice”) to the other Shareholders (the “Other Shareholders”) offering to sell such Shares to the Other Shareholders in accordance with this Clause 11.2. The offer will be open for a period of 60 days from the date of the Offer Notice (the “Acceptance Period”). If the Seller is White Horse or a White Horse Affiliate, the Offer Notice shall be given (and the offer of the Shares described therein shall be made) solely to CEDC (or as the case may be its permitted assignee to whom CEDC’s rights under this Agreement have been assigned pursuant to Clause 11.1). If the Seller is CEDC or a CEDC Affiliate, the Offer Notice shall be given (and the offer of the Shares described therein shall be made) solely to White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1). If the Seller is not White Horse, a White Horse Affiliate, CEDC or a CEDC Affiliate, the Offer Notice shall first be given (and the offer of the Shares described therein shall first be made) solely to CEDC (or as the case may be its permitted assignee to whom CEDC’s rights under this Agreement have been assigned pursuant to Clause 11.1) and if CEDC (or as the case may be its permitted assignee to whom CEDC’s rights under this Agreement have been assigned pursuant to Clause 11.1) does not accept such offer as to all such Shares in accordance with the procedure set forth in this Clause 11.2(c), the Seller shall give an Offer Notice (and offer the Shares described therein) solely to White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) on the Business Day immediately following the expiration of the Acceptance Period.

(d)	The Offer Notice:

(i)	shall confirm that the Seller has received a bona fide all cash offer from a Person who is not an Affiliate of the Seller to purchase some or all of its Shares, give details of the identity of the proposed purchaser and the terms of such offer, including the number of Shares which are the subject of such offer (the “Sale Shares”) and the offer price therefor (the “Sale Price”);

(ii)	except as provided in Clause 11.2(d)(iii), shall be irrevocable; and

(iii)	except where it is given or deemed to be given under Clauses 11.1(b) or 13.1 (Default Notice), may contain a provision that, unless the Other Shareholders purchase all or a minimum number of the Sale Shares, none of the Sale Shares will be sold to the Other Shareholders.

(e)	Subject to Clause 11.2(c), any time within the Acceptance Period, any or all of the Shareholders to whom the Offer Notice is given (the “Accepting Shareholders”) may accept the offer of all or, subject to Clause 11.2(d)(iii), any of the Sale Shares (but not less than the minimum number (if any) specified in the Offer Notice) by giving notice in writing (the “Acceptance Notice”) of that acceptance to the Seller. The Acceptance Notice shall specify the place and time (being not earlier than 21 and not later than 60 days after the date of the Acceptance Notice) at which the sale of the Sale Shares (or, subject to Clause 11.2(d)(iii), such of the Sale Shares as are accepted for purchase) will be completed.

(f)	The Seller will be bound to transfer the Sale Shares (or, subject to the provisions of Clause 11.2(d)(iii), such of the Sale Shares as are applied for) to the Accepting Shareholders at the time and place specified in the Acceptance Notice and payment of the Sale Price for the Sale Shares (or such proportionate part of the Sale Price it relates to such of the Sale Shares as are applied for) will be made by the Accepting Shareholders to the Seller.

(g)	If, after having become bound to do so, the Seller fails to transfer the Sale Shares (or, subject to the provisions of Clause 11.2(d)(iii), such of the Sale Shares as are applied for), then the following provisions shall apply:

(i)	the Chairman of the Company or failing him the Secretary will be deemed to have been appointed the Seller’s agent with full power to execute, complete and deliver, in the name of and on behalf of the Seller, a transfer of the Sale Shares (or such of the Sale Shares as are applied for) to the Accepting Shareholders against payment of the Sale Price (or such proportionate part of it as aforesaid);

(ii)	on payment to the Company of the Sale Price (or such proportionate part of it as aforesaid) and of the relevant stamp duty payable in respect of the transfer to the Company, the Accepting Shareholders will be deemed to have obtained a good discharge for that payment and on execution and delivery of the transfer(s) the Accepting Shareholders will be entitled to insist that its name is entered in the register of members as the holder by transfer of, and to be issued with share certificates in respect of, the Sale Shares (or, subject to Clause 11.2(d)(iii), such of the Sale Shares as are applied for); and

(iii)	after the name of the Accepting Shareholders has been entered in the register of members in exercise of the powers mentioned above, the validity of the proceedings will not be questioned by any Person

(h)	The Company will be trustee for any moneys received as payment of the Sale Price (or such proportionate part of it as aforesaid) from the Accepting Shareholders and will promptly pay them to the Seller (subject to applying the same on its behalf in settling any fees or expenses falling to be borne by the Seller) together with any balancing share certificate to which it may be entitled.

(i)	If, by the expiry of the Acceptance Period, the offer for the Sale Shares has not been accepted on the terms of the Offer Notice or otherwise as aforesaid by the Accepting Shareholders or if any of the Sale Shares allocated are not paid for by the Accepting Shareholders on the date for completion specified in the Acceptance Notice, then, subject to Clause 11.3, the Seller may elect to transfer, within three months thereafter, those Sale Shares to any Person at a cash price not lower than the Sale Price. For the avoidance of doubt, if the Accepting Shareholders have not accepted for payment the minimum number of Sale Shares specified in the Offer Notice, all the Sale Shares may be sold pursuant to this Clause 11.2(i).

(j)	The Directors may refuse to register any transfer of any Share unless:

(i)	it has been transferred in accordance with the provisions of this Clause 11;

(ii)	it is lodged at the registered office or at another place determined by the Directors, and is accompanied by the certificate for the Shares to which it relates and such other evidence as the Directors may reasonably require to show that the Transferor is the holder or a person entitled to execute the transfer under Clause 11.1; and

(iii)	complies with applicable law.

PROVIDED THAT, notwithstanding anything to the contrary in this Agreement or Clause 11.2, no Shareholder (or other Person entitled to transfer the Shares registered in the name of a Shareholder) may transfer any Share pursuant to Clause 11.2 until the expiration of 10 years following the date of Final Closing, other than with respect to the enforcement by third party financial institutions of such encumbrances of the Shares as are permitted under Clause 8.10.

11.3	Tag Along Rights

(a)	Notwithstanding Clause 11.2, if CEDC or any of its Affiliates is deemed a Seller for the purposes of Clause 11.2 (the “Tag Along Seller”) elects to transfer the Sale Shares (the “Sale Interest”) in accordance with Clause 11.2(i) (a “Tag Along Sale”), then White Horse and each of its permitted transferees holding Shares (the “Tag Along Shareholder”) shall have the right to participate in such Tag Along Sale on the terms set out in this Clause 11.3.

(b)	The Tag Along Seller shall give the Tag Along Shareholder not less than 30 days’ written notice (a “Sale Notice”) of its intention, describing the price offered, all other material terms and conditions of the Tag Along Sale and, if the consideration payable pursuant to the Tag Along Sale consists in whole or in part of consideration other than cash, such information relating to such other consideration as the Tag Along Shareholder may reasonably request and which is available to the Tag Along Seller.

(c)	In connection with any Tag Along Sale, the Tag Along Shareholder shall have the right, in its sole discretion, to sell some or all of its Shares at the same price per Share and otherwise on the same terms and at the same time as set out in the Sale Notice; PROVIDED, HOWEVER, THAT the number of Shares sold by the Tag Along Shareholder shall not be less than the total number of Shares held by the Tag Along Shareholder on the date of the Sale Notice multiplied by a fraction, the numerator of which is the number of Shares being sold by the Tag Along Seller in the Tag Along Sale and the denominator of which is the total number of Shares held by the Tag Along Seller on the date of the Sale Notice.

11.4	Transfer of Rights and Obligations

If a transfer of Shares is made in accordance with the terms of this Agreement or otherwise, the transferring Shareholder shall procure that the transferee enters into and delivers to the Company a Deed of Adherence in the form attached in Schedule 6, and unless and until such transferee so enters into and delivers such Deed of Adherence, such transfer shall be void and of no effect.

11.5	Release of Shareholder Guarantees

In the event that a Shareholder (the “Disposing Shareholder”) disposes of all of its Shares, otherwise than to one of its Affiliates, the Shareholder acquiring those Shares (the “Acquiring Shareholder”) will use all reasonable endeavours to obtain the release of the Disposing Shareholder from any Shareholder Guarantee. Until that release is obtained, the Acquiring Shareholder shall keep the Disposing Shareholder indemnified against all Losses in connection with any Shareholder Guarantee.

11.6	Endorsement of Share Certificates

The share certificate for each Share shall have endorsed upon it a memorandum to the following effect:

“The Shares represented by this Certificate are subject to the terms and conditions of an Agreement made on [•], 2008 a copy of which is available for inspection to Shareholders and (at the invitation of the Shareholders and subject to delivery of an appropriate undertaking regarding confidentiality) to a bona fide potential transferee of Shares, at the registered office of the Company.”

12.	DEADLOCK

Each Shareholder shall use all reasonable endeavours to resolve any disagreement they may have on any matter requiring their joint approval under the terms hereof. If the Shareholders cannot agree (a “Deadlock”), each Shareholder shall refer the matter to, in the case of CEDC and each of its Affiliates as are Shareholders, the chief executive officer of CEDC, and in the case of White Horse and each of its Affiliates as are Shareholders, to a nominee (the “White Horse Nominee”), who shall endeavour in good faith to settle the Deadlock as soon as practicable.

13.	DEFAULT

13.1	Default Notice

(a)	If an Event of Default occurs due to the acts or omissions of a Shareholder (the “Defaulting Shareholder”), then the other Shareholder(s) (the “Non-defaulting

Shareholders”) shall be entitled (but not obligated) to serve a notice (a “Default Notice”) on the Defaulting Shareholder. Upon service of the Default Notice (or, in the case of a Default Notice being served on the basis of the Event of Default set out in Clause 13.3(e) (and not on any other basis), following the expiry of 15 Business Days following the date of the relevant Default Notice specifying the relevant breach PROVIDED THAT the material breach giving rise to the Event of Default has not at such time been remedied (at no cost to the Non-defaulting Shareholders or, if there shall have been a cost of the non-defaulting shareholders, if such cost has been fully reimbursed)), the Non-defaulting Shareholders shall be entitled (but not obliged) to serve a further notice (an “Exit Notice”) and thereafter promptly appoint the Independent Expert who shall determine the Default Price and provide written notice to the Shareholders of such determination within 30 Business Days of the Default Notice (the “Default Price Notice”).

(b)	If the Defaulting Shareholder is a CEDC Shareholder (or as the case may be their permitted assignees to whom their respective rights under this Agreement have been assigned pursuant to Clause 11.1) or an Affiliate thereof, from the date of delivery of such Exit Notice, CEDC shall be bound to purchase, and White Horse and each of its relevant Affiliates shall be bound to sell, all of the Shares held by White Horse and each such Affiliate (the “Default Shares”) on the terms substantially the same as those set out in the Term Sheet. The purchase will be completed as soon as reasonably practicable at the registered office of the Company or such other location as the parties may agree. CEDC shall forthwith pay the Default Price directly to White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) (on behalf of itself and each relevant Affiliate) by deposit of immediately available funds to such bank and account as it may designate in writing for that purpose or, if White Horse or such transferee fails to designate such a bank and/or account, then to such bank and account that CEDC shall designate in writing for the deposit of such funds to be held for the account or on behalf of White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) (on behalf of itself and each relevant Affiliate).

(c)

If the Defaulting Shareholder is White Horse or as the case may be any permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1, from the date of delivery of such Exit Notice, White Horse and each of its relevant Affiliates shall be bound to sell, and CEDC shall be bound to purchase, the Default Shares on the terms substantially the same as those set out in the Term Sheet. The purchase will be completed as soon as reasonably practicable at the registered office of the Company or such other location as the parties may agree. If White Horse or any such Affiliate, after having become bound to transfer the Default Shares to CEDC, defaults in so doing, the Board shall authorise the execution of any necessary transfers of the Shares in favour of CEDC and a duly appointed representative of the Board will be deemed to have been appointed White Horse’s or such Affiliate’s attorney with full power to execute, complete and deliver, in the name of and on behalf of White Horse or as the case may be such Affiliate, a transfer of the Default Shares, and shall cause CEDC to be entered in the register of the Company as the holder of the Default Shares. CEDC shall forthwith pay the Default Price directly to White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) (on behalf of itself and each relevant Affiliate) by deposit of immediately available funds to such bank and account as it may designate in writing for that purpose or, if White Horse or such transferee fails to designate such a bank and/or account, then to such bank and account that CEDC shall designate in writing for the deposit of such funds to be held for the account or on behalf of White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) (on behalf of itself and each relevant Affiliate).

(d)	In any other case, not covered by (a) and (b) above, the Defaulting Shareholder shall sell its or their Shares to White Horse and CEDC in proportion to their respective shareholdings in the Company (in each case together with their Affiliates).

(e)	Any costs incurred by the Company or any Shareholder in determining the Default Price shall be borne by the Defaulting Shareholder.

(f)	In the event that CEDC fails to comply with its obligation to purchase the Default Shares where required by this Clause 13.1, White Horse shall have the right to call CEDC’s shares in the Company on terms mutatis mutandis to the above, at a price equal to the Specified Proportion of CEDC together with each of its Affiliates (taken together) of the Base Valuation for the relevant year (but for such purpose disregarding the $300,000,000 floor), multiplied by 80 per cent.

13.2	Other Rights of Non-Defaulting Shareholders

The right of the Non-defaulting Shareholders to serve a Default Notice or an Exit Notice is without prejudice to any other rights or remedies which any Non-Defaulting Shareholders may have against the Defaulting Shareholder.

13.3	Meaning of “Event of Default”

An “Event of Default” in relation to a Shareholder means the occurrence of any of the following:

(a)	that Shareholder transferring any Shares or any interest in any Shares otherwise than as permitted under the terms of this Agreement;

(b)	save as permitted by this Agreement, that Shareholder assigning any of its rights under this Agreement;

(c)	(i) (in respect of CEDC and each Affiliate of CEDC) the Consolidated Company failing to satisfy a Proposal made in accordance with Clause 8.7 in full by the Final Date, PROVIDED THAT such satisfaction in full does not require the consent, approval or other action of White Horse of any of its Affiliates which has not been timely given and (ii) the passing of the date on which a Proposal may be made pursuant to Clause 8.7, PROVIDED THAT no such Proposal has then been made with respect to the relevant Shortfall Situation or an Overspend Situation;

(d)	that Shareholder breaching its obligations under Clauses 5.2(a), 5.2(b), or 8.1;

(e)	any breach by the parties to the SPA of their obligations under Clause 8 of the SPA;

(f)	any material breach by that Shareholder of its obligations under this Agreement;

(g)	the making of an order or the passing of a resolution for the administration, liquidation or winding-up of that Shareholder or any Person that Controls such Shareholder, otherwise than for the purpose of a solvent reconstruction or amalgamation;

(h)	in the circumstances for the occurrence of an Event of Default set out in Clause 11.1(b); or

(i)	any event occurring in an applicable jurisdiction which is analogous to any of the events referred to in Clause 13.3(g).

14.	TRANSFERS OF SHARES UPON DEFAULT

14.1	Place and Timing of Completion

If a Shareholder (the “Purchasing Shareholder”) exercises its right under the provisions of Clause 13 to purchase the Shares of another Shareholder (the “Selling Shareholder”), then completion of the Purchase (“Default Completion”) shall take place:

(a)	at the registered office of the Company or at such other location as agreed between the Shareholders; and

(b)	subject to an earlier date being specified by this Agreement, 15 Business Days after the date on which Default Price Notice is served.

14.2	Default Completion

At the Default Completion

(a)	the Selling Shareholder shall deliver (or procure that there are delivered) to the Purchasing Shareholder:

(i)	a duly completed share transfer form transferring the legal and beneficial ownership of the relevant Shares to the Purchasing Shareholder (or as it may direct);

(ii)	the share certificates relating to the Shares; and

(iii)	such other documents as the Purchasing Shareholder may reasonably require to show good title to the Shares or to enable the Purchasing Shareholder to be registered as the holder of the Shares subject to the payment of any applicable transfer taxes, stamp duties or similar amounts due to be paid as a consequence of the transfer (which shall be the sole responsibility of the Selling Shareholder);

(b)	the Purchasing Shareholder shall pay (or shall procure that there is paid) to the Selling Shareholder the purchase price of such Shares as provided for herein; and

(c)	the Selling Shareholder shall deliver to the Purchasing Shareholder such resignations and other documents as required by Clause 5.5.

14.3	Default by Selling Shareholder

If a Selling Shareholder which has become bound to sell its Shares defaults in transferring any Shares, then the Purchasing Shareholder may execute a transfer of those Shares in favour of the Purchasing Shareholder. Each Shareholder irrevocably appoints each other Shareholder as its attorney for such purpose and to secure the performance of the Selling Shareholder’s obligation to transfer the Shares to the Purchasing Shareholder hereunder.

14.4	Registration of Transfers

The Shareholders shall procure that the Directors shall not be obliged to register any transfer of any Share:

(a)	if the transfer is, in the reasonable opinion of each of the Directors who are Cypriot Residents (but excluding for such purpose any such Director who is appointed by the proposed transferor or the proposed transferee of the Share), not permitted under the terms of this Agreement; or

(b)	in any event, unless the transferee (unless it is already a Shareholder) shall have entered into a Deed of Adherence pursuant to Clause 11.4.

The Directors shall otherwise be obliged to register any transfer subject only to any requirements of applicable law.

15.	GUARANTEE OF CEDC

15.1	Guarantee

CEDC unconditionally and irrevocably guarantees to White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1), the due and punctual performance of all of the obligations of Bols under this Agreement.

15.2	Continuance of Guarantee

The guarantee set out in Clause 15.1 is a continuing guarantee. No payment or other settlement will discharge CEDC’s obligations under Clause 15.1 unless and until all of Bols’ obligations subject to the guarantee have been discharged in full.

15.3	Independence of Guarantee

The guarantee set out in Clause 15.1 is in addition to, and independent of, any other guarantee or security which White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) may have.

15.4	Primary Obligor

As an original and independent obligation, CEDC agrees to perform every payment obligation expressed to be undertaken by Bols under this Agreement which is not performed by Bols, notwithstanding that such obligations may not be enforceable against Bols, whether by reason of any legal limitation, disability or incapacity affecting Bols or any other fact or circumstance (other than any limitation imposed by this Agreement), as though those payment obligations had been undertaken by Bols as the sole or principal obligor in respect of them, and those obligations shall be performed by CEDC on demand.

16.	TERMINATION

16.1	Reasons for Termination

This Agreement shall continue in full force and effect from the date hereof until the earliest of the following:

(a)	the date on which all the Shareholders agree in writing to its termination;

(b)	the date on which all the Shares become legally and beneficially owned by one Person; and

(c)	the date of dissolution of the Company following its liquidation whether voluntary or compulsory (other than for the purpose of an amalgamation or reconstruction approved by all the Shareholders).

16.2	Continuing Obligations after Termination

If this Agreement terminates, all obligations of the parties under this Agreement shall end (except for any provision expressly stated to survive termination), but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

17.	ANNOUNCEMENTS

(a)	Subject to Clause 17(b), no announcement concerning this Agreement or any ancillary matter shall be made by any party (and each party shall procure that no member of their respective Groups, and that the Company and no member of the Group, shall make any such announcement) without the prior written approval of CEDC (in the case of announcements by White Horse or the Company) and/or White Horse (in the case of announcements by the Company and/or Bols and/or CEDC), such approval not to be unreasonably withheld or delayed.

(b)	Any party may make an announcement, or permit or allow any other member of its Group to make an announcement, concerning this Agreement or any ancillary matter if and to the extent required by:

(i)	the law of any relevant jurisdiction;

(ii)	any securities exchange or regulatory or governmental body to which such party or Group member is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

in which case the party concerned (except where such party is CEDC) shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other before making (or as the case may be permitting or allowing) such announcement.

(c)	The restrictions contained in this Clause 17 shall continue to apply after the rescission or termination of this Agreement for a period of three years.

18.	CONFIDENTIALITY

(a)	Subject to Clause 18(b), each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(i)	the provisions of this Agreement;

(ii)	the negotiations relating to this Agreement or the transaction documents;

(iii)	the subject matter of this Agreement, the Business or the transaction documents; or

(iv)	the other party.

(b)	Notwithstanding Clause 18(a), a party may disclose Confidential Information if and to the extent that:

(i)	it is required by the law of any relevant jurisdiction;

(ii)	it is required by any securities exchange or regulatory or governmental body to which it is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(iii)	it is disclosed on a strictly confidential basis to the professional advisers, auditors and bankers of that party;

(iv)	it is disclosed on a strictly confidential basis to directors and employees of that party or to directors and employees of its Affiliates in each case strictly on a need to know basis;

(v)	the information has come into the public domain through no fault of that party or any of its Affiliates;

(vi)	CEDC (in the case of disclosure by White Horse) or White Horse (in the case of disclosure by Bols and/or CEDC) have given its prior written approval to the disclosure; or

(vii)	such disclosure is required to enable that party to enforce its rights under this Agreement.

(c)	Each of the parties hereby agrees that they shall not use Confidential Information for any purpose other than the performance of their obligations under this Agreement (and the transactions contemplated hereby) or in connection with the Business, or in connection with the enforcement of their rights hereunder.

(d)	The restrictions contained in this Clause 18 shall continue to apply after the rescission or termination of this Agreement for a period of three years.

19.	NOTICES

19.1	General

(a)	Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing.

(b)	Any such notice or other communication shall be addressed as provided in Clause 19.2 and, if so addressed, shall be deemed to have been duly given or made as follows:

(i)	if sent by personal delivery, upon delivery at the address of the relevant party;

(ii)	if sent by international courier, upon receipt of a confirmation of delivery; and

(iii)	if sent by facsimile, upon receipt of a confirmation of transmission,

PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

19.2	Contact Information

The relevant addressee and facsimile number of each party for the purposes of this Agreement, subject to Clause 19.3, are:

Name of party:	For the attention of:	Facsimile No.:
White Horse	Sergei Kupriyanov	+7 495 702 62 15

Bols	William V. Carey	+48 22 488 43 10

CEDC	William V. Carey	+48 22 488 43 10

Company	William V. Carey and	+48 22 488 43 10

	Sergei Kupriyanov	+7 495 702 62 15

The addresses of White Horse, Bols, CEDC and the Company are as set forth at the commencement of this Agreement.

Any notice or other communication to White Horse shall be addressed as above, with a copy to:

Akin Gump Strauss Hauer & Feld LLP

Ducat Place II

7 Gasheka Street

Moscow 123056 Russia

Attn: Andrei Danilov

Facsimile No.: +7-495-783-7701

Any notice or other communication to Bols or CEDC shall be addressed as above, with a copy to:

Dewey & LeBoeuf

One Minster Court

Mincing Lane

London EC3R 7YL

United Kingdom

Attn: Stephen J. Horvath III

Facsimile No.: +44-20-7459-5099

Any notice or other communication to the Company shall be addressed as above, with a copy to each of:

Akin Gump Strauss Hauer & Feld LLP

Ducat Place II

7 Gasheka Street

Moscow 123056 Russia

Attn: Andrei Danilov

Facsimile No.: +7-495-783-7701

Dewey & LeBoeuf

One Minster Court

Mincing Lane

London EC3R 7YL

United Kingdom

Attn: Stephen J. Horvath III

Facsimile No.: +44-20-7459-5099

19.3	Changes to Contact Information

A party may notify the other parties to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of Clause 19.2 PROVIDED THAT such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five clear Business Days after the date on which notice is given, the date falling five clear Business Days after notice of any such change has been given.

20.	COSTS

Each party shall pay its own costs and expenses in relation to the preparation, negotiation and execution of this Agreement and the negotiations leading up to the same and each party shall be responsible for the costs and expenses of its own advisors.

21.	GENERAL

21.1	No prejudice to Other Rights

Any rights conferred upon any Shareholder by this Agreement shall be without prejudice to the rights conferred on a Shareholder under general law by virtue of its shareholding in the Company.

21.2	Cessation

Subject to the terms of this Agreement, a party shall cease to be a party to this Agreement for the purpose of receiving benefits and enforcing its rights with effect from the date such party ceases to legally own any shares in the capital of the Company (but without prejudice to any benefits and rights accrued prior to such cessation and any provisions expressed to survive termination of this Agreement).

21.3	Interaction of the Articles and this Agreement

(a)	In the event of any conflict between this Agreement and the Articles, this Agreement shall override those conflicting provisions.

(b)	The Shareholders shall vote their Shares in favour of any amendments to the Articles that may be necessary or desirable to give effect to this Agreement and the transactions contemplated by the SPA, including the reclassification of the Shares.

21.4	No Assignment

Save as provided in Clause 11, no party may assign any of its rights under this Agreement without the prior written consent of the other parties.

21.5	Entire Agreement

This Agreement (and all other documents which are entered into by the parties or any of them in connection with this Agreement) contain the whole agreement between the parties relating to the subject matter of this Agreement and such other documents at the date hereof. Each party acknowledges that it has not been induced to enter this Agreement by, and in agreeing to enter into this Agreement it has not relied on, any representation or warranty except as expressly stated or referred to in this Agreement and/or any such other document and, so far as permitted by law (and except in the case of fraud) each of the parties hereby waives any remedy in respect of (and acknowledges that the other parties nor any of their respective agents, directors, officers or employees have given) any such representations or warranties which are not expressly stated or referred to in this Agreement and/or any such other document.

21.6	Amendments

This Agreement may only be varied in writing signed by each of the parties.

21.7	Remedies and Waivers

(a)	No delay or omission on the part of either party to this Agreement in exercising any right, power or remedy provided under this Agreement or any other documents referred to herein shall impair such right, power or remedy, or operate as a waiver thereof.

(b)	The single or partial exercise of any right, power or remedy provided under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

21.8	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any competent jurisdiction such provision shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of such provision or any other provision of this Agreement.

21.9	No Partnership

Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Shareholders and/or between any of them and the Company. Save as provided herein or in the Articles or as required or implied by applicable law, no Shareholder shall have or owe any duty or obligation to any other Shareholder or to the Company.

21.10	Counterparts

This Agreement may be executed in counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute but one and the same instrument.

21.11	Choice of Governing Law and Arbitration

(a)	This Agreement shall be governed by and construed in accordance with the laws of England without giving effect to applicable conflict of laws provisions.

(b)	All Shareholders shall give reasonable support, if requested by the Company, in Litigation other than litigation against that Shareholder or its Affiliates or which otherwise is or may be materially detrimental to that Shareholder.

(c)	Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the London Court of International Arbitration (the “LCIA Rules”), which rules are deemed to be incorporated by reference into this Agreement. There shall be three arbitrators, and the parties agree that one arbitrator shall be nominated by each party in dispute (save as set out in Clause 21.11(d)). The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party-nominated arbitrators within fourteen days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the LCIA Court. The seat or place of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. The award shall be final and binding on the parties and may be entered and enforced in any court having jurisdiction.

(d)	Where there are more than two parties to any reference for arbitration in accordance with Clause 21.11(c), and except where otherwise agreed by the parties, for the purposes of Article 8.1 of the LCIA Rules the parties agree that White Horse, on the one hand, and CEDC, on the other hand, represent two separate sides for the formation of the arbitral tribunal as claimant and respondent respectively (or vice versa). Accordingly, White Horse shall nominate one arbitrator and CEDC shall nominate one arbitrator, respectively. The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party-nominated arbitrators within 14 days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the LCIA Court.

(e)

Nothing in this Agreement shall prevent the parties seeking interim relief or conservatory measures in aid of the arbitration proceedings or for the enforcement of any arbitral award, PROVIDED THAT the parties agree that they may seek, and shall only be entitled to, such relief as is consistent with Clauses 21.11(c) and 21.11(d). Without prejudice to such provisional remedies that may be granted by a national court in aid of arbitration, the arbitral tribunal shall have full authority to grant interim or conservatory measures, to order a party to seek modification or vacation of interim or conservatory measures issued by a national court, and to award damages or give other appropriate relief for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(f)	The parties hereby waive their rights to apply or appeal under Sections 45 and 69 of the Arbitration Act 1996.

SCHEDULE 1

DEFINITIONS

“100% Affiliate” means, with respect to a Shareholder, an Affiliate (i) that directly or indirectly owns one hundred per cent. of the equity securities of such Shareholder, (ii) one hundred per cent. of whose equity securities are directly or indirectly owned by such Shareholder, or (iii) one hundred per cent. of whose equity securities are directly or indirectly owned by an Affiliate that directly or indirectly owns one hundred per cent. of the equity securities of such Shareholder;

“1C” has the meaning ascribed to such term in the SPA;

“1C Amount” has the meaning ascribed to such term in the SPA;

“Acceptance Period” has the meaning given in Clause 11.2(c);

“Acceptance Notice” has the meaning given in Clause 11.2(e);

“Accepting Shareholders” has the meaning given in Clause 11.2(e);

“Acquiring Shareholder” has the meaning given in Clause 11.5;

“Affiliate” means in respect of any Person, another Person that is a Parent of, Controls, is Controlled by or is under common Control with the first-mentioned Person, PROVIDED THAT no member of the Group shall be an Affiliate of White Horse or either CEDC Shareholder;

“Annual Budget” means, in relation to each Financial Year, the business plan of the Company for that Financial Year prepared and delivered in accordance with Clause 7 comprising a forecast balance sheet and forecast of income and expenditure for the Company and its Subsidiaries including, amongst other things, projections of revenues, costs and fixed and working capital expenditure requirements;

“Applicable EBITDA” means, with respect to the date of determination, the Company’s Consolidated audited net profit for the prior financial year, before the deduction of interest, taxation, depreciation, amortization and non-recurring revenues and costs as derived from the accounts for such financial period or financial year and as determined in accordance with GAAP and specifically:

(a)	excluding any deduction of tax on profits;

(b)	excluding interest expense and similar charges and interest receivable or received and similar income (together with net monetary gain/loss from currency exchange rates adjustments);

(c)	excluding costs and income arising from transactions of a capital nature (and in particular without limitation profits or losses on the sale of land, buildings or other fixed or intangible assets, profits or losses on the sale of investments, profits or losses on the sale of businesses, brands or companies and profits or losses caused by fluctuation in foreign currency exchange);

(d)	excluding amortisation of any goodwill or any intangible assets;

(e)	excluding depreciation or write down of fixed assets;

(f)	excluding costs and expenses incurred in connection with the group’s acquisition activities and the compensation and reimbursement of related expenses for those employees who are engaged in such activities where one of the acquisitions was consummated in the respective period;

(g)	including earnings derived from or generated in connection with sale of inventory;

(h)	including earnings attributable to third party minority interests in any Subsidiary of the Company;

(i)	excluding costs related to stock options awarded to senior management;

(j)	excluding all audit related expenses;

(k)	excluding expenses related to compensation of members of the board of directors; and

(l)	excluding one-off non-recurrent revenues and expenses.

“Applicable Multiple” means with respect to the year 2010 and previous years 12, with respect to the year 2011, 11, and with respect to the year 2012 and thereafter, 10.

“Articles” means the Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association of the Company to be adopted pursuant to clause 4.9 of the SPA;

“Base Strategic Plan” has the meaning given in Clause 8.2(c);

“Base Valuation” means the greater of the Applicable Multiple for the relevant year multiplied by the Applicable EBITDA for the previous year, or, if greater, $300,000,000;

“Binding Obligation” shall mean making, entering into or amending a contract, arrangement or commitment involving any agreement, transaction or payment (whether by a single transaction or payment or a series of related transactions or payments) whereby any member of the Group will pay (or, with respect to any guaranty or other indemnity or similar liability, contingently obligating any member of the Group to pay) to any person (other than a member of the Group), or whereby any person (other than a member of the Group) will pay (or, with respect to any guaranty or other indemnity or similar liability, contingently obligating any such person to pay) to any member of the Group (whether by a single transaction or payment or a series of related transactions or payments), more than $100,000 (or the equivalent thereof in any other currency);

“Board” means the board of directors of the Company from time to time;

“Business” means the business of the Company as described in Clause 3.1;

“Business Day” means any day except a Saturday or Sunday or statutory holiday in any of Moscow, New York, Warsaw, or the Republic of Cyprus;

“Call Option” has the meaning given in Clause 10.2(a);

“Call Option Exercise Notice” has the meaning given in Clause 10.2(b);

“Call Shares” has the meaning given in Clause 10.2(a);

“CEDC Directors” means the directors appointed by the CEDC Shareholders in accordance with Clause 5.2(b) or as the case may be their alternates;

“CEDC Group” means CEDC and its Affiliates (other than the Group);

“Chairman” means the person appointed to that title pursuant to Clause 5.2 for so long as such person holds such title;

“Change of Control” means, in relation to any Person, any Person or group of Persons becomes the beneficial owner or owner of an interest, directly or indirectly, or ceases to be the beneficial owner or owner of an interest, directly or indirectly, representing fifty per cent. or more of the voting power of the total outstanding interests of such Shareholder;

“Company Value” means, at any date of determination, the Applicable Multiple for such year multiplied by the Applicable EBITDA for the previous year;

“Consolidated” means the consolidation of any Person, in accordance with GAAP, with its properly consolidated Subsidiaries;

“Control,” “Controls,” or “Controlled” means:

(a)	with respect to control of a company by a Person, the holding (other than by way of security) by or for the benefit of that Person of securities of that company to which are attached more than fifty per cent. of the votes that may be cast to elect directors of the company; or

(b)	with respect to control of any other Person other than a company by a Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of that other Person, whether through the ownership of voting securities, by contract or otherwise;

“Cypriot Resident” means a resident of the Republic of Cyprus pursuant to the applicable laws of the Republic of Cyprus;

“Deadlock” has the meaning given in Clause 12;

“Debt to Equity Ratio” means with respect to any Subsidiary of the Company formed under the laws of the Russian Federation, as of any date of determination, the ratio of (a) outstanding debt of such Subsidiary to (b) the difference between the sum of assets and the amount of liabilities of such Subsidiary, at such date, which such ratio is in violation of Article 269 of the Russian Tax Code;

“Default Completion” has the meaning given in Clause 14.1;

“Default Notice” has the meaning given in Clause 13.1;

“Default Price” means:

(a)	if the Defaulting Shareholder is CEDC or an Affiliate of CEDC, with respect to the year in which the relevant Event of Default occurs, the greater of (i) an amount equal to the Specified Proportion of White Horse together with each of its Affiliates (taken together) of the Base Valuation for the relevant year (but for such purpose disregarding the $300,000,000 floor), multiplied by 120 per cent. (or, where applicable, multiplied by the relevant Uplift Percentage), and (ii) $300,000,000; or

(b)	if the Defaulting Shareholder is White Horse or an Affiliate of White Horse, with respect to the year in which the relevant Event of Default occurs, the greater of (i) an amount equal to the Specified Proportion of White Horse together with each of its Affiliates (taken together) of the Base Valuation for the relevant year (but for such purpose disregarding the $300,000,000 floor), multiplied by 90 per cent., and (ii) $300,000,000;

“Default Price Notice” has the meaning given in Clause 13.1

“Defaulting Shareholder” has the meaning given in Clause 13.1;

“Default Shares” has the meaning given in Clause 13.1;

“Director” means a director of the Company for the time being;

“Disposing Shareholder” has the meaning given in Clause 11.5;

“Distribution Amount” means, with respect to the date of determination, a person’s Consolidated audited net profit for the prior financial year, before the deduction of interest amounts payable to any member of the CEDC Group in respect of financing arrangements made with any such member for such financial year and as determined in accordance with GAAP;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, option, assignment, security interest or other encumbrance of any kind exercisable by a third party securing or any right conferring a priority of payment in respect of any obligation of any person;

“Equity Interest” means:

(a)	with respect to a company, any and all shares of capital stock;

(b)	with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests or other partnership or limited liability company interests; and

(c)	any other direct equity ownership or participation in a Person;

“Event of Default” has the meaning given in Clause 13.3;

“Exit Notice” has the meaning given in Clause 13.1;

“Final Closing” shall have the meaning given thereto in the SPA;

“Final Date” has the meaning given in Clause 8.7;

“Financial Indebtedness” means indebtedness for moneys borrowed, debit balances at banks and other financial institutions, indebtedness under bonds, notes, debentures, loan stock or other debt security, and indebtedness under any guarantee or indemnity and any other transaction or indebtedness which would, in accordance with GAAP, be treated as a borrowing;

“Financial Year” means an accounting reference period of the Company which shall begin 1 January and end 31 December;

“Funding Notice” means a notice in writing from the Board to the Shareholders which shall specify:

(a)	that further funds are required by the Company;

(b)	the amount of the further funds required in the opinion of the Board;

(c)	to the extent practicable, the period for which such funds are required in the opinion of the Board; and

(d)	in reasonable detail, the reasons and/or calculations supporting these opinions;

“GAAP” means those generally accepted accounting principles and practices in the United States recognized as such by the Financial Accounting Standards Board (or any generally recognised successor);

“Group” means the Company and its Subsidiaries;

“IFRS” means the standards and interpretations adopted by the International Accounting Standards Board and known as the International Financial Reporting Standards;

“Independent Expert” means a member firm of the network of independent firms known as PricewaterhouseCoopers, KPMG, Ernst & Young, or Deloitte as agreed between the Defaulting Shareholder and (a) CEDC (if the Defaulting Shareholder is White Horse or an Affiliate of White Horse) or (b) White Horse (if the Defaulting Shareholder is CEDC or an Affiliate of CEDC) or otherwise (c) the Non-defaulting Shareholders (but excluding for such purpose any Affiliates of the Defaulting Shareholder), each acting reasonably and in good faith, or if such member firm is not so agreed upon within ten Business Days after service of an Exit Notice, such member as is thereafter engaged by the Non-defaulting Shareholders serving the relevant Exit Notice;

“Interim Period” means the period beginning with the closing date under the SPA and ending upon the Final Closing (as defined under the SPA);

“Licenses” means the licenses described on Schedule 3;

“Losses” means, in respect of any matter, event or circumstance, all losses, claims, demands, actions, proceedings, damages, and other payments, costs, expenses or other liabilities of any kind arising out of such matter, event or circumstance;

“Minimum Holding Condition” means, in respect to a given Shareholder, the Specified Proportion of that Shareholder together with the Specified Proportions of each of its Affiliates being in excess of five per cent.;

“New Production Facilities” means the facilities described on Schedule 4;

“Non-defaulting Shareholders” has the meaning given in Clause 13.1;

“Offer Notice” has the meaning given in Clause 11.2(c);

“Operational Financial Requirements” means: (a) the minimum financial obligations required to operate the Company and its Subsidiaries in the ordinary course of business and obtain and maintain the Licenses, in each case during the Interim Period, and (b) the financial obligations described in a Russian Venture Offer Notice, the offer pertaining to which has been accepted pursuant to Clause 10.3(d);

“Option Purchase Price” means, with respect to the exercise of a Call Option or as the case may be the Put Option, an amount equal to the product of: (a) a fraction, the numerator of which is the number of Call Shares or Put Shares, as applicable, in such exercise, the denominator of which is all outstanding Shares, and (b) the Base Valuation as of such exercise;

“Original Ultimate Parent” means the Ultimate Parent of the Transferor at the time the Transferor acquired the Relevant Shares;

“Other Shareholders” has the meaning given in Clause 11.2(c);

“Overspend Situation” has the meaning given in Clause 8.6;

“Parent” means, with respect to any Person, any such other Person that owns, directly or indirectly, fifty per cent. or more of the outstanding capital stock or other Equity Interests of such Person, and in the case of White Horse, any of the direct or indirect ultimate beneficial holders of shares of White Horse and any immediate family member thereof;

“Permitted Overspend” means, to the extent actually spent, any expenditure specifically approved by a White Horse Director (whether pursuant to Clause 8.1(a) or otherwise) or White Horse (or a simple majority of its permitted assignees to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) (whether pursuant to Clause 8.1(b) or otherwise);

“Proposal” has the meaning given in Clause 8.7;

“Put Option” has the meaning given in Clause 10.3(a);

“Put Option Exercise Notice” has the meaning given in Clause 10.3(b);

“Put Shares” has the meaning given in Clause 10.3(a);

“Purchasing Shareholder” has the meaning given in Clause 14.1;

“Qualifying External Circumstance” means:

(a)

with respect to a possible Shortfall Situation, an event or circumstance outside of the reasonable control of the CEDC Shareholders or their Affiliates that (i) constitutes a breach by (x) the Seller, (y) a third-party provider of a service to a member of the Company Group, or (z) a third-party seller of an asset to a member of the Company Group, in respect of the purchase of an asset or service from a person other than the CEDC Shareholders or their Affiliates, (ii) is required under the terms of the licences or approvals under which the Business operates, (iii) arises due to a newly enacted or amended law or regulation of the Russian Federation, or (iv) is an incident of terrorism, fire, explosion, flood, or other calamity, or is a labour dispute, which in the case of subparagraph (i), (ii), (iii), or (iv), as applicable, has reduced an item of Relevant Expenditure, or affected the date on which such Relevant Expenditure was incurred, such that a Shortfall Situation has arisen, and

(b)	with respect to a possible Overspend Situation, an event or circumstance outside of the reasonable control of the CEDC Shareholders or their Affiliates that (i) arises due to a newly enacted or amended law or regulation of the Russian Federation, or (ii) is an incident of terrorism, fire, explosion, flood, or other calamity, or is a labour dispute, which in the case of subparagraph (i) or (ii), as applicable, has increased an item of Relevant Expenditure, or affected the date on which such Relevant Expenditure was incurred, such that an Overspend Situation has arisen;

“Relevant Expenditure” means such expenditure of the Consolidated Company as is classified or treated as “Employee Expenses”, “Marketing Spend”, “Selling, General and Administrative Expenses” or “Capital Expenditures” for the purposes of the Annual Budget;

“Relevant Shares” has the meaning given in Clause 11.1(a);

“Relevant Overspend Percentage” means (i) with respect to the financial year ending 31 December 2008, 120 per cent., and (ii) with respect to the financial year ending 31 December 2009, 110 per cent. and (iii) with respect to the financial year ending 31 December 2010 and thereafter, 110 per cent.;

“Relevant Underspend Percentage” means (i) with respect to the financial year ending 31 December 2008, 80 per cent., and (ii) with respect to the financial year ending 31 December 2009, and thereafter, 90 per cent.;

“Russian Business Venture” means any business venture whose the primary income originates from products or services manufactured, distributed, or supplied in the Russian Federation, the consideration paid for which does not exceed $50,000,000;

“Russian Tax Code” means the Tax Code of the Russian Federation, part 1 No. 146-FZ dated 31 July 1998 and part 2 No. 117-FZ, dated 5 August 2000, as amended;

“Russian Venture Offer Notice” has the meaning given in Clause 10.4(a);

“Russian Venture Acceptance Notice” has the meaning given in Clause 10.4(b);

“Russian Venture Acceptance Period” has the meaning given in Clause 10.4(a);

“Russian Venture Sale Price” has the meaning given in Clause 10.4(b);

“Sale Interest” has the meaning given in Clause 11.3(a);

“Sale Notice” has the meaning given in Clause 11.3(b);

“Sale Price” has the meaning given in Clause 11.2(d)(i);

“Sale Shares” has the meaning given in Clause 11.2(d)(i);

“Sales Ceiling Percentage” means (i) with respect to the financial year ending 31 December 2008, 110 per cent., (ii) with respect to the financial year ending 31 December 2009, 107.5 per cent. and (iii) with respect to the financial year ending 31 December 2010 and thereafter, 105 per cent.;

“Sales Floor Percentage” means (i) with respect to the financial year ending 31 December 2008, 90 per cent., (ii) with respect to the financial year ending 31 December 2009, 92.5 per cent. and (iii) with respect to the financial year ending 31 December 2010 and thereafter, 95 per cent.;

“SAP” has the meaning ascribed to such term in the SPA;

“Secretary” means the corporate secretary of the Company from time to time;

“Seller” has the meaning given in Clause 11.2(c);

“Selling Shareholder” has the meaning given in Clause 14.1;

“Share” means a share in the capital of the Company from time to time in issue;

“Shareholder Guarantee” means any guarantee of liabilities of any member of the Group by a Shareholder or any Affiliate of a Shareholder;

“Shareholders” means the holders of Shares from time to time;

“Shortfall Situation” has the meaning given in Clause 8.5;

“Shortfall Quarter” means a quarter in which there are one or more Shortfall Situations;

“Shortfall Uplift Percentage” means with respect to the calculation Default Price following the Event of Default described at Clause 13.3(c), (i) 130 per cent. in the event of there being one Shortfall Quarter, (ii) 140 per cent. in the event of there being two Shortfall Quarters, (iii) 150 per cent. in the event of there being three Shortfall Quarters, (iv) 160 per cent. in the event of there being four Shortfall Quarters and (v) 170 per cent. in the event of there being five or more Shortfall Quarters;

“SPA” means the sale and purchase agreement for Shares in the Company entered into between White Horse, William V. Carey and the CEDC Shareholders, dated 11 March, 2008;

“Specified Proportion” means, in relation to a Shareholder at any time, the proportion of the total number of outstanding Shares that it holds at that time;

“Subsidiary” means any Person of which at least five per cent. of the Equity Interest (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers, directors or others that will control the management of such entity is owned by such Person directly or indirectly;

“Tag Along Sale” has the meaning given in Clause 11.3(a);

“Tag Along Seller” has the meaning given in Clause 11.3(a);

“Tag Along Shareholder” has the meaning given in Clause 11.3(a);

“Term Sheet” means the terms set forth in Schedule 5 hereto;

“Transferor” has the meaning given in Clause 11.1(a);

“Ultimate Parent” means, in relation to any Person, any Parent of such Person who is not a Subsidiary of another Person;

“Uplift Percentage” means with respect to the calculation of the Default Price following the Event of Default described at Clause 13.3(c), (i) 130 per cent. in the event of there being one Shortfall Quarter, (ii) 140 per cent. in the event of there being two Shortfall Quarters, (iii) 150 per cent. in the event of there being three Shortfall Quarters, (iv) 160 per cent. in the event of there being four Shortfall Quarters and (v) 170 per cent. in the event of there being five or more Shortfall Quarters;

“Urozhay Brand” means the rights to the trademarks of ZAO Firm Urozhay categorized as class 33 under the International (Nice) Classification of Goods and Services for the Purposes of the Registration of Marks (8th Edition);

“White Horse Directors” means the directors appointed by White Horse in accordance with Clause 5.2(a) or as the case may be their alternates;

“White Horse Group” means the White Horse and its Affiliates (other than the Group);

“White Horse Nominee” has the meaning given in Clause 12; and

“Working hours” means 9.30 a.m. to 5.00 p.m. on a Business Day.

SCHEDULE 2

PART A

KEY BOARD DECISIONS

1.	CONSTITUTION OF THE COMPANY

Change its registered name, its registered office, or its business name.

2.	THE BUSINESS

(a)	Enter into a Binding Obligation if, at the moment when such Binding Obligation is proposed to be entered into, with respect to the then existing quarter of the Consolidated Company, such Binding Obligation will cause or is reasonably likely to cause a Relevant Expenditure being more than the Relevant Overspend Percentage of the corresponding projected expenditure for each relevant category as set forth for the relevant quarter in the Annual Budget, as multiplied by a fraction of which the numerator is the amount of Sales reasonably estimated for such quarter taking into account the facts and circumstances as of such moment (which for purposes of this paragraph 2(a) will be deemed to be no more than the Sales Ceiling Percentage of the amount of Sales as set forth for the relevant quarter in the Annual Budget) and the denominator is the amount of Sales as set forth for the relevant quarter in the Annual Budget.

(b)	Enter into a partnership, joint venture, or profit sharing agreement.

(c)	Make or permit any substantial alteration (including cessation) to the general nature of the Business or add any material new activity.

(d)	Enter into voluntary liquidation.

3.	SHARE CAPITAL

(a)	Subscribe for or otherwise acquire, whether by formation or otherwise, any interest in the share capital of any other company or body corporate other than in a member of the Group and other than interests in trade associations or similar bodies.

(b)	Permit the disposal or dilution of its interest directly or indirectly in any company or body corporate other than to a member of the Group and other than interests in trade associations or similar bodies.

4.	FINANCIAL POLICY

(a)	Exceed a Group Debt Ratio of 3.5 to 1, where “Group Debt Ratio” means with respect to the Company on a Consolidated basis, as of any date of determination, the ratio of (a) outstanding Financial Indebtedness to (b) the Applicable EBITDA.

(b)	Chose to default under any existing Financial Indebtedness.

5.	RELATED PARTY TRANSACTIONS, BINDING OBLIGATIONS

(a)	Making, entering into or amending any Binding Obligation with a Shareholder or an Affiliate of a Shareholder, other than on an arms length basis and under market conditions.

(b)	Enter into a Binding Obligation if, with respect to any quarter of the Consolidated Company, if such Binding Obligation will cause or is reasonably likely to cause the Relevant Expenditure being more than the Relevant Overspend Percentage of the corresponding projected expenditure for each relevant category as set forth for the relevant quarter in the Annual Budget, as multiplied by the fraction of which the numerator is the amount of Sales in such quarter (which for purposes of this paragraph 5(b) will be deemed to be no more than the Sales Ceiling Percentage of the amount of Sales as set forth for the relevant quarter in the Annual Budget) and the denominator is the amount of Sales as set forth for the relevant quarter in the Annual Budget.

SCHEDULE 2

PART B

KEY SHAREHOLDER DECISIONS

1.	CONSTITUTION OF THE COMPANY

Alter or amend its Articles.

2.	THE BUSINESS

(a)	Sell, transfer, lease, licence or in any way dispose of all or a material part of the Business whether by a single transaction or a series of transactions related or not.

(b)	Absorb or merge with or be absorbed by or merge with any other company.

3.	CONTRACTING

Except as otherwise required pursuant to Clause 3.2, amend an agreement with a Shareholder or an Affiliate of a Shareholder in a manner otherwise than on an arm’s length basis and to the material detriment of the Company or the Group.

4.	SHARE CAPITAL

(a)	Carry out any form of capital restructuring.

(b)	Create any shares or securities.

(c)	Increase, reduce, repay, subdivide, consolidate or otherwise vary its share capital or the rights attaching to any shares in its share capital.

(d)	Offer or grant or agree to offer or grant any option to subscribe or other right to call for shares of the Company.

(e)	Issue or agree to issue any shares in the Company or any securities convertible into shares of the Company.

5.	FINANCIAL POLICY

(a)	Permit any member of the Group to guarantee any obligations of any person other than a member of the Group.

(b)	Permit any member of the Group to grant or (to the extent it can lawfully do so) permit any Encumbrance over the assets of the Company or any other member of the Group (including, for the avoidance of doubt, any share in any Subsidiary held by the Company or any other member of the Group), other than in respect of any obligation of another member of the Group.

6.	MANAGEMENT

(a)	Increase the number of Directors or alter the permitted number of Directors that may be appointed hereunder.

(b)	Appoint or dismiss a Director except in accordance with Clause 5.2.

IN WITNESS whereof the parties have EXECUTED and DELIVERED this Agreement as a DEED the day and year first before written

EXECUTED as a DEED	)
for and on behalf of	)
WHITE HORSE INTERVEST	)
LIMITED	)
Acting by /s/ Sergey Kupriyanov	)	/s/ Sergey Kupriyanov

Attorney-in-fact
Witness /s/ Oleg Isaev

EXECUTED as a DEED	)
for and on behalf of	)
BOLS SP. Z O.O.	)
acting by /s/ Christopher Biedermann	)	/s/ Christopher Biedermann

Attorney-in-fact
Witness /s/ Siawomir Koumiah

EXECUTED as a DEED	)
for and on behalf of	)
CENTRAL EUROPEAN	)
DISTRIBUTION CORPORATION	)
acting by /s/ William Carey	)	/s/ William Carey

Chairman, President and CEO

EXECUTED as a DEED	)
for and on behalf of	)
COPECRESTO ENTERPRISES	)
LIMITED	)
acting by /s/ William Carey	)	/s/ William Carey

Attorney-in-fact
Witness /s/ Siawomir Koumiah